Exhibit 10.2

LEASE AGREEMENT

Between

CS/FEDERAL DRIVE AB LLC

as Landlord

and

QUANTUM CORPORATION

as Tenant

Dated as of February 6, 2006

(Building A -- 10125 Federal Drive, Colorado Springs, Colorado)

BASIC LEASE INFORMATION

Date of Lease:		February 6, 2006

Landlord:		CS/Federal Drive AB LLC

Tenant:		Quantum Corporation

Commencement Date:		February 6, 2006

Lease Expiration Date:		February 28, 2021, subject to the Renewal Terms

Building:		Building located at 10125 Federal Drive, Colorado Springs, Colorado containing approximately 191,181 rentable square feet, commonly known as “Building A”.

Campus:

The land, buildings and improvements located at 10125, 10205 and 10285 Federal Drive, Colorado Springs, Colorado.  The building located at 10205 Federal Drive contains approximately 92,985 rentable square feet and is commonly known as “Building B”.  The building located at 10285 Federal Drive contains approximately 122,041 rentable square feet and is commonly known as “Building C”.

Lot:		The land on which Building A and Building B are located, as more particularly described in Exhibit A-2.

Fixed Rent:	Lease Year	Period	Annual Fixed Rent	Monthly Fixed Rent
	1	2/06/06 - 2/28/07	$2,068,617	$172,384.76
	2	3/01/07 - 2/29/08	$2,109,989	$175,832.45
	3	3/01/08 - 2/28/09	$2,152,189	$179,349.09
	4	3/01/09 - 2/28/10	$2,195,233	$182,936.08
	5	3/01/10 - 2/28/11	$2,239,138	$186,594.80

For each Lease Year during the Term commencing with the sixth (6th) Lease Year, Fixed Rent per annum shall be increased each Lease Year above the Fixed Rent per annum for the immediately prior Lease Year by an amount equal to the aggregate percentage increase in the CPI (hereinafter defined) from the first day of the prior Lease Year through the last day of the prior Lease Year, using the CPI on, or closest to, the first day of the prior Lease Year as the base index and the CPI on, or closest to, the last day of the last month of the prior Lease Year as the comparative index, but in no event shall the Fixed Rent for each such successive Lease Year be less than the Fixed Rent per annum payable for the prior Lease Year.  For purposes of the calculation of Fixed Rent, in the event the aggregate percentage increase in the CPI for any period of calculation shall be a negative number, the aggregate percentage increase in the CPI for such period shall be deemed to be zero, such that the Fixed Rent per annum for such new Lease Year shall remain the same as for the immediately prior Lease Year.

Until such time as the aggregate percentage increase in the CPI shall have been determined by Landlord for the applicable new Lease Year, Tenant shall continue paying Fixed Rent in the per annum amount for the immediately prior Lease Year, and Tenant shall pay Landlord the amount of any deficiency in Fixed Rent payments within fifteen (15) days after notice from Landlord to Tenant of the applicable percentage increase in the CPI and Fixed Rent calculation for the new Lease Year.

Renewal Terms:		Three (3) consecutive periods of five (5) years each

Landlord’s Wire Transfer Address:		Wachovia Bank, NA ABA # 053-000-219 Acct Name- Incoming wire account Acct # 50775-94-01-1216 Ref Loan # (must be included on wire)- 502854498

Fixed Rent Payment due on Commencement Date		$141,601.76

Related Leases:

(i) Lease Agreement originally between Landlord (or its affiliate), as landlord, and Tenant, as tenant, of even date herewith pertaining to all or a portion of Building B and the land on which it is located and (ii) Lease Agreement originally between Landlord (or its affiliate), as landlord, and Tenant, as tenant, of even date herewith pertaining to all or a portion of Building C and the land on which it is located, as the same may be amended, modified or assigned from time to time.

4

THIS LEASE AGREEMENT, is made and entered into as of the date set forth in the Basic Lease Information (this lease agreement, together with all amendments and supplements hereto, this “Lease”),by and between CS/Federal Drive AB LLC, a Delaware limited liability company, having an address at c/o Cushman & Wakefield Net Lease Trust, Inc., 51 West 52nd Street, New York, NY  10012 (together with any successor or assigns, hereinafter called the “Landlord”)and Quantum Corporation, a Delaware corporation, having an address at 1650 Technology Drive, Suite 800, San Jose, CA 95110 (together with any successor or assign permitted by this Lease, hereinafter collectively called the “Tenant”).

1.  DEFINITIONS

Capitalized terms used herein shall have the following meanings for all purposes of this Lease and shall be equally applicable to both the singular and plural forms of the terms herein defined.

“Additional Rent” means all amounts, liabilities and obligations, other than Fixed Rent, that Tenant assumes or agrees to pay under this Lease to Landlord or others.

“Affiliates” means Persons (other than individuals) controlled by, controlling, or under common control with Tenant.

“Alternative Credit Rating Agency” means if either or both of S&P and Moody’s no longer exist or no longer assign Credit Ratings, such other nationally recognized statistical credit rating agency designated by Landlord, acting in its sole, but good faith, discretion.

“Basic Lease Information” means the page(s) preceding this Lease, which are hereby incorporated by reference.

“Building” is defined and shall have the meaning specified in the Basic Lease Information.

“Campus” is defined and shall have the meaning specified in the Basic Lease Information.

“Casualty” shall mean any damage or destruction caused to the Premises by any reason, including fire.

“Casualty Repair” is defined in paragraph 10(a) of this Lease.

“Casualty Termination Date” is defined in paragraph 10(d) of this Lease.

“Casualty Threshold” is defined in paragraph 10(d) of this Lease.

“Claims” shall mean Liens (including lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fees of Mortgagee, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including legal fees incurred and expenses and costs of investigation and environmental remedial action) of any kind and nature whatsoever.

“Commencement Date” is defined and shall have the meaning specified in the Basic Lease Information.

“Corporate Control Criteria” means Transferee has a Credit Rating of both “BB-” or higher from S&P and “B2” or higher from Moody’s, in each case for the twenty-four (24) consecutive calendar month period prior to a Permitted Transfer and as of the date of the Permitted Transfer.

“Corporate Control Event” means any of the following: (i) a merger or consolidation of Tenant with or into another entity, (ii) the sale of all or substantially all the assets of Tenant to any party, (iii) any one Person acquiring 50% or more of publicly traded common stock, voting securities or economic benefits and burdens (including distributions) of Tenant within any twelve month period, or (iv) a change in 50% or more of Tenant’s Board of Directors in any 12 month period.

“CPI” means the Consumer Price Index for “All Urban Consumers (CPI-U) for the U.S. City Average for All Items”  (1982-84 = 100) published monthly by the United States Department of Labor, Bureau of Labor Statistics.  If the Bureau of Labor Statistics changes the base period for computing the CPI or otherwise revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained hereunder if the CPI were not so revised.  If the CPI becomes unavailable because publication is discontinued or otherwise, there shall be substituted therefor a comparable index, reasonably designated by Landlord, based upon changes in the cost of living or the purchasing power of the consumer dollar, published by an agency of the federal government or in the absence thereof, by a nationally recognized financial reporting service.

“Credit Rating” means the senior unsecured debt rating issued by S&P and Moody’s or if either or both no longer exist or no longer issue ratings then, for either or both as so applicable, an Alternative Credit Rating Agency. All references to specific levels of a Credit Rating mean such rating with a “stable” or “positive” outlook, but not a “negative” outlook or “on watch” associated with such rating.

“Environmental Laws” is defined in paragraph 26(b) of this Lease.

“Equipment” means the equipment necessary for the operation, maintenance or repair of the Improvements, all of which are owned by Landlord, including, without limitation, those items listed on Exhibit B-1.

“Event of Default” is defined in paragraph 15 of this Lease.

“Fair Market Rental Value of the Premises” shall mean the rent that would be paid by a willing tenant and accepted by a willing landlord in an arm length’s lease of the Premises in which neither party is under any compulsion to lease, but without consideration of any concessions, allowances  or other inducements then normally being offered to prospective tenants.  Fair Market Rental Value shall be determined by the appraisal process set forth in Exhibit E.

“Fixed Rent” is defined in paragraph 5 of this Lease.

“Hazardous Materials” is defined in paragraph 26(b) of this Lease.

“Imposition” means the various taxes and other charges referred to in paragraph 6 of this Lease and the present and future governmental laws and regulations more specifically described in paragraph 6(b) of this Lease.

“Improvements” means all of the buildings (including the Building), structures, improvements, equipment, and all building fixtures therein (including parking areas, and driveways) now or hereafter located on the Land, other than and specifically excluding Tenant’s Trade Fixtures.

The words “include”, “includes”, “including” and any other derivation of “include” means “including but not limited to” unless specifically set forth to the contrary.

“Indemnified Partner” is defined in paragraph 26(c) of this Lease.

“Initial Appraiser” is defined in Exhibit E of this Lease.

“Initial Valuation” is defined in Exhibit E of this Lease.

“Land” means the title and interest of Landlord in and to the parcel(s) of real estate described on the sketch plan attached as Exhibit A-1 hereto, and any land lying in the bed of any existing dedicated street, road or alley adjoining thereto, all strips and gores adjoining thereto, and all rights, ways, easements, privileges and appurtenances thereunto belonging.

“Landlord” is defined in the first paragraph of this Lease.

“Lease” is defined in the first paragraph of this Lease.

“Lease Expiration Date” is defined and shall have the meaning specified in the Basic Lease Information.

“Lease Year” or “Lease Years” shall mean each twelve (12) month period beginning on the first day of the calendar month immediately following the month in which the Commencement Date occurs and each twelve (12) month period thereafter beginning on the anniversary of the first day of the calendar month immediately following the month in which the Commencement Date occurs provided, however, the first “Lease Year” shall include the number of days from the Commencement Date through the last day of the calendar month in which the Commencement Date occurs.

“Legal Requirements” is defined in paragraph 12 of this Lease.

“Lien” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including any arising under any conditional sale agreement, capital lease or other title retention agreement.

“Lot” is defined and shall have the meaning specified in the Basic Lease Information.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Mortgage” shall mean a mortgage, deed to secure debt, deed of trust or other security instrument of like nature or any ground or underlying lease or other document of like nature on all or any portion of the Premises given by Landlord to a third party.

“Mortgagee” shall mean any holder of a Mortgage with respect to the Premises or any part thereof.

“Net Casualty Proceeds” shall mean the compensation and/or insurance payments net of the reasonable expenses of collecting such amounts incurred by Landlord, any Mortgagee, or Tenant, and received by any Mortgagee, Landlord or Tenant in respect of any portion of the Premises by reason of and on account of a fire or other Casualty.

“Other Taxes” is defined in paragraph 6(b) of this Lease.

“Overdue Rate” means the greater of: (x) ten percent (10%) per annum or (y) the sum of five percent (5%) plus the prime interest rate as reported from time to time in The Wall Street Journal, but in any event, if lower, the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes); provided, however, if The Wall Street Journal is no longer in existence or ceases to publish such information, Landlord shall use the prime interest rate as reported in a comparable publicly available publication selected by Landlord in its sole, but good faith, discretion.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or government or governmental authority, agency or political subdivision thereof.

“Permitted Encumbrances” means:

(a) Any of the following, which are not yet due and payable at the time in question: liens for water, sewer, and other utility services; taxes, assessments and other governmental charges (whether federal, state, local or foreign);

(b) The easements, rights-of-way, encroachments, encumbrances, restrictive covenants or other matters affecting the title to the Premises or any part thereof set forth on Exhibit C attached hereto;

(c) Any Subordination, Non-Disturbance, and Attornment Agreement(s) recorded or otherwise, which are provided to Tenant in accordance with paragraph 17 of this Lease or as otherwise entered into by and among Landlord, Tenant, and any Mortgagee;

(d) Liens for taxes (whether federal, state, local or foreign) attributable to any taxable period whether before or on or after the Commencement Date which are being contested in good faith in accordance with the terms of this Lease by Tenant and for which Tenant has established adequate reserves with Landlord; and

(e) This Lease and the rights, privileges and entitlements of Tenant hereunder.

“Permitted Transfer” is defined in paragraph 25 of this Lease.

“Premises” is defined in paragraph 2(a) of this Lease.

“Primary Term” is defined in paragraph 4 of this Lease.

“Proceeds Trustee” shall mean a federally insured bank or trust company designated by Landlord, subject to the prior written approval of Tenant, such approval not to be unreasonably withheld, delayed, or conditioned; provided, however, if a Mortgage encumbers the Premises, the Mortgagee hereunder may, at its option, be appointed Proceeds Trustee for so long as such Mortgage remains outstanding.

“Prohibited Alterations” is defined in paragraph 23(a) of this Lease.

“Property Taxes” is defined in paragraph 6(a) of this Lease.

“Related Lease(s)” is defined and shall have the meaning specified in the Basic Lease Information.

“Rent” means Fixed Rent and Additional Rent.

“Renewal Term(s)” is defined in paragraph 4 of this Lease.

“Restoration Fund” is defined in paragraph 10 of this Lease.

“S&P” means Standard & Poor’s Rating Service and its successors or assigns.

“Site Assessments” is defined in paragraph 26(d) of this Lease.

“Site Reviewers” is defined in paragraph 26(d) of this Lease.

“Subordination, Non-Disturbance and Attornment Agreement” is defined in paragraph 17(a) of this Lease.

“Tenant” is defined in the first paragraph of this Lease.

“Tenant’s Campus Share” shall mean a fraction, (i) the numerator of which is the rentable area of the Building (presently 191,181 square feet) and (ii) the denominator of which is the rentable area of all buildings located on the Campus (presently 406,207 square feet).  Accordingly, the Tenant’s Campus Share as of the Commencement Date is 47.06%.

“Tenant’s Lot Share” shall mean a fraction, (i) the numerator of which is the rentable area of the Building (presently 191,181 square feet) and (ii) the denominator of which is the rentable area of Buildings “A” and “B” on the Lot (presently 284,166 square feet).  Accordingly, Tenant’s Lot Share as of the Commencement Date is 67.28%.

“Tenant’s Trade Fixtures” means (i) the items of unaffixed tangible personal property of Tenant and (ii) trade fixtures of Tenant that are located on the Premises on the Commencement Date and specifically listed on Exhibit B-2 hereto, together with items of tangible personal property and trade fixtures owned by Tenant brought on to the Premises following the Commencement Date and which are easily movable and not affixed to the Premises, but specifically excluding the Equipment.

“Term” means the Primary Term and any Renewal Terms.

“Termination Date” is defined in paragraph 14 of this Lease.

“Third Appraiser” is defined in Exhibit E of this Lease.

“Third Valuation” is defined in Exhibit E of this Lease.

“Transferee” is defined in paragraph 25(a) of this Lease.

“Treasury Rate” means the yield to maturity of a debt obligation of the United States Treasury having a maturity date closest to but not earlier than the then-existing remaining Term of the Lease and, if more than one have been issued with such maturity date, then using the debt obligation first issued on or closest to the date of any termination by Landlord under this Lease.

“Valuation Notice” is defined in Exhibit E of this Lease.

“Valuation Period” is defined in Exhibit E of this Lease.

2.  DEMISE OF PREMISES; QUIET ENJOYMENT

(a) Landlord hereby demises and leases to Tenant and Tenant hereby leases and rents from Landlord the Premises, IN ITS “AS IS” CONDITION, SUBJECT TO (A) THE EXISTING STATE OF TITLE (INCLUDING, WITHOUT LIMITATION, PERMITTED ENCUMBRANCES), (B) THE RIGHTS OF PARTIES IN POSSESSION,(C) ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION OF THE PREMISES MIGHT SHOW, AND (D) ALL APPLICABLE LEGAL REQUIREMENTS (AS HEREINAFTER DEFINED), INCLUDING, WITHOUT LIMITATION, ANY VIOLATIONS OF LEGAL REQUIREMENTS WHICH MAY EXIST ON THE DATE HEREOF (AND WITHOUT EXPRESS OR IMPLIED REPRESENTATION, WARRANTY OR COVENANT OF LANDLORD WHATSOEVER WITH RESPECT TO THE PREMISES (OR ANY PART THEREOF) OR THE VALUE, HABITABILITY, DESIGN, OPERATION, QUALITY, REPAIR OR FITNESS OF THE PREMISES FOR A PARTICULAR USE, OR TITLE THERETO, OR PERMITTED USES, ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED BY LANDLORD AND WAIVED AND RENOUNCED BY TENANT), AND LANDLORD SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF THE PREMISES, OR ANY PARTY THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT.  The “Premises” consists of collectively, Landlord’s interest in the Land, the Equipment, the Improvements, together with any easements, rights, and appurtenances in connection therewith or belonging to said Land and Improvements.  The Premises is part of the Lot and the Campus.  For the avoidance of doubt, Tenant’s obligations and covenants with respect to “Premises” under this Lease, includes, without limitation, all obligations and covenants relating to the Lot and/or the Campus as a whole which are allocable to the Premises.  No easement for light, air or view is included with or appurtenant to the Premises. The foregoing disclaimer in this paragraph 2(a) has been negotiated by Landlord and Tenant, each being represented by independent counsel, and is intended as a complete negation of any representation, warranty or covenant by Landlord, express or implied, with respect to the condition, quality, repair, or fitness of the Premises for a particular use, or title thereto, or permitted uses. Tenant shall, in no event, have any recourse against Landlord for any defect in or exception to title to the Premises.

(b) Tenant hereby, agrees that the execution and delivery by Tenant of this Lease, shall, without further act, constitute the irrevocable acceptance by Tenant of the Premises.  Landlord covenants with Tenant that, upon the payment of the Fixed Rent and Additional Rent and the performance of all the terms of this Lease to be performed by Tenant, Tenant shall, at all times during the Term, peaceably and quietly enjoy the Premises without any disturbance from Landlord or from any Person claiming by, through, or under Landlord with respect to matters arising from and after the first day of the Term.  Exercise by Landlord of its rights to come upon the Premises as set forth in this Lease shall not constitute a violation of this paragraph.  Tenant expressly waives and releases Landlord from any common law or statutory covenant of quiet enjoyment.

3.  USE

Tenant shall, subject to applicable Legal Requirements (as hereinafter defined), including without limitation, zoning regulations, ordinances and restrictions, and any recorded covenants, conditions, easements, agreements, encumbrances or restrictions in the public records (including, without limitation, those set forth on Exhibit C attached hereto), and subject to applicable insurance requirements, use and occupy the Premises only for, to the extent lawful, general and administrative offices, test labs, and manufacturing, configuration and warehouse use, and for no other use or purpose.  Tenant shall not use, suffer or permit the Premises, or any portion thereof, to be used by Tenant, any third party or the public, as such, without restriction or in such manner as might adversely affect Landlord’s title to or interest in the Premises, or in such manner as might make possible a claim or claims of adverse possession by the public, as such, or third Persons against Landlord’s title to or interest in the Premises, or of implied dedication of the Premises, or any portion thereof.  Tenant shall not commit or permit any waste of the Premises or any part thereof.

4.  TERM

(a)The primary term of this Lease (the “Primary Term”) shall be for a period of approximately fifteen (15) years, beginning on the Commencement Date and ending on the Lease Expiration Date.

(b)Unless the Term of this Lease shall have expired or been terminated pursuant to any provision hereof, and so long as no Event of Default exists at the time of exercise or on the date such Renewal Term commences, Tenant shall have the right to extend the Term for three (3) consecutive extension periods of five (5) years each (each, a "Renewal Term," and, collectively, the "Renewal Terms"), upon the terms and conditions set forth in this Section 4(b).  The annual Fixed Rent for each Renewal Term shall be ninety-five percent (95%) of the Fair Market Rental Value of the Premises as of the first day of the Renewal Term in question, as determined pursuant to Exhibit E; provided, however, that notwithstanding anything to the contrary herein, the Fixed Rent of the Premises during each such Renewal Term shall not be less than the Fixed Rent payable by Tenant during the Lease Year immediately prior to the applicable Renewal Term.  Except as otherwise provided in this Lease, each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease.  If Tenant elects to exercise its right to extend the Term for a Renewal Term, Tenant shall do so by notifying Landlord, in writing, of its election to exercise the right on or before the date that is eighteen (18) months prior to the commencement of such Renewal Term, time being of the essence.

5.  RENTAL

(a)Tenant shall pay to Landlord the following amounts as Rent for the Premises:

(i) During the Term of this Lease, Tenant shall pay to Landlord, as fixed monthly rent, the amount of monthly fixed rent specified in the Basic Lease Information (“Fixed Rent”).

(ii) Throughout the Term of this Lease, Tenant shall pay, as Additional Rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money or charges are designated Additional Rent. As used in this Lease, “Rent” shall mean and include all Fixed Rent and Additional Rent payable by Tenant in accordance with this Lease.

(b) It is the intention of Landlord and Tenant that the Fixed Rent payable by Tenant to Landlord during the entire Term of this Lease shall be absolutely net of all costs and expenses incurred in connection with the management, operation, maintenance and repair of the Premises in accordance with this Lease except as expressly provided in paragraph 9(b) of this Lease.  Except as expressly set forth in paragraph 9(b) of this Lease, Landlord shall have no obligations or liabilities whatsoever with respect to the management, operation, maintenance or repair of the Premises during the Term of this Lease, and Tenant shall manage, operate, maintain and repair the Premises in accordance with this Lease and shall pay all costs and expenses incurred in connection therewith before such costs or expenses become delinquent. Without limiting the generality of the foregoing, throughout the entire Term of this Lease, Tenant shall pay, as Additional Rent, all premiums for all property and liability insurance covering the Premises required under this Lease, all Property Taxes (as defined in paragraph 6(a)) and all Other Taxes (as defined in paragraph 6(b)) that accrue during or are allocable to the Term of this Lease, and for Property Taxes and Other Taxes, allocable for any period of time prior to the Term of this Lease.

(c) Tenant shall pay all Fixed Rent to Landlord, in advance, on or before the first day of each and every calendar month during the Term of this Lease (other than the payment due on the Commencement Date which is due as set forth in the Basic Lease Information) without notice, by wire transfer or other electronic means (or otherwise so there are collected funds available to Landlord on the due date). Interest at the Overdue Rate shall accrue on unpaid Fixed Rent from the due date thereof to the date of actual payment. If the Fixed Rent is paid after its due date, a late charge of five percent (5%) of the delinquent amount shall be due and payable; provided, however, that no late charge shall be imposed for the first late payment during the Term, if Tenant cures the delinquency within three (3) business days of its delinquency.  Tenant shall pay to Landlord or the Person entitled thereto all Additional Rent when due. Tenant shall pay all

Rent to Landlord without notice, demand, deduction or offset, in lawful money of the United States of America, to the wire transfer address of Landlord specified in the Basic Lease Information, or to such other accounts and/or Person or Persons or at such other place or places as Landlord may from time to time designate in writing.  If Tenant fails to pay any Additional Rent when due, Landlord shall have all rights, powers and remedies provided for this Lease or by law or equity or otherwise in the case of nonpayment of Fixed Rent.  In the event of any failure on the part of Tenant to pay and discharge any Additional Rent as and when due, Tenant shall promptly pay and discharge any fee, penalty, interest or cost which may be assessed or added by applicable Legal Requirements or under any agreement with a third Person for non-payment or late payment of such Additional Rent, all of which shall also constitute Additional Rent.

(d) Neither Tenant’s inability or failure to take possession of all or any portion of the Premises for any reason whatsoever, shall delay or otherwise affect Tenant’s obligation to pay Rent for the Premises from and after the Commencement Date.

6.  TAXES

(a) Tenant shall pay, as Additional Rent, all Property Taxes prior to the assessment of any interest or penalty for late payment provided, however, if Landlord or Mortgagee is holding Tenant’s estimated payments thereof pursuant to paragraph 6(f) below, Landlord or Mortgagee shall instead make such payments upon Tenant’s behalf solely to the extent of such estimated payments, and subject to the rights of Mortgagee thereto. “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, municipal service fee, fee or charge levied wholly or partly in lieu thereof or as a substitute thereof or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, or which are allocable to, the Premises or any part thereof or any personal property used in connection with the Premises.  For this avoidance of doubt, “Property Taxes” shall include Tenant’s Lot Share of such amounts allocable to the Lot and/or the Buildings thereon as a whole and Tenant’s Campus Share of such amounts allocable to the Campus as a whole.  “Property Taxes” shall not include net income, franchise, transfer or inheritance taxes of Landlord, except to the extent levied or assessed against Landlord as a substitute in whole or in part for any Property Taxes.

(b) Tenant shall pay, as Additional Rent, all Other Taxes prior to the assessment of any interest or penalty for late payment; provided, however, if Landlord or Mortgagee is holding Tenant’s estimated payments thereof pursuant to paragraph 6(f) below, Landlord or Mortgagee shall instead make such payments upon Tenant’s behalf solely to the extent of such estimated payments, and subject to the rights of Mortgagee thereto. “Other Taxes” shall mean all taxes, assessments, excises, levies, fees and charges, including all payments related to the cost or occupation of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed or imposed (x) pursuant to any agreement described in item (b) of the definition of Permitted Encumbrances or (y) by any public or government authority upon, or measured by, or reasonably attributable or allocable to (i) the Premises, (ii) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises (including, without limitation, Tenant’s Trade Fixtures) or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (iii) any Rent payable under this Lease, including any gross income tax or excise tax levied by any public or government authority with respect to the receipt of any such Rent but only to the extent that such taxes are in lieu of or a substitute for any Property Taxes, (iv) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (v) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.  For the avoidance of doubt, “Other Taxes” shall include Tenant’s Lot Share of such amounts allocable to the Lot and/or the Buildings thereon as a whole and Tenant’s Campus Share of such amounts allocable to the Campus as a whole.  “Other Taxes” shall not include net income, franchise, transfer, or inheritance taxes of Landlord except to the extent levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Other Taxes.

(c) Except for any tax on the net income derived from the Fixed Rent, if at any time during the Term, any method of taxation shall be such that there shall be levied, assessed or imposed on the Landlord, or on the Fixed Rent or Additional Rent, or on the Premises, or any portion thereof, or any portion of the Lot or the Campus allocable to the Premises, a capital levy, gross receipts tax, occupational license tax or other tax on the Rents received therefrom, or a franchise tax, or an assessment, gross receipts levy or charge measured by or based in whole or in part upon such gross Rents, Tenant, to the extent permitted by law, covenants to pay and discharge the same, it being the intention of the parties hereto that the Fixed Rent to be paid hereunder shall be paid to Landlord absolutely net without deduction or charge of any nature whatsoever, foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind, or description.

(d) Tenant covenants to furnish Landlord, promptly following payment by Tenant (and in any event within fifteen (15) days after Landlord’s request), official receipts of the appropriate taxing authority, if any, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of all Impositions. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition may be relied upon by Landlord as sufficient evidence that such Imposition is due and unpaid at the time of making or issuance of such certificate, advice or bill.

(e) So long as no Event of Default exists, Tenant shall have the right to contest the amount or validity, in whole or in part, of any Property Tax or Other Tax assessed against the Premises or any portion thereof or to seek a reduction in the valuation of the Premises as assessed for real estate property tax purposes by appropriate proceedings diligently conducted in good faith (but only after payment of such Property Tax or Other Tax). Landlord shall not be required to join in any proceeding referred to in this subparagraph (e) unless required by law, in which event Landlord shall, upon written request by Tenant, join in such proceedings or permit the same to be brought in its name, all at Tenant’s expense. Landlord agrees to provide, at Tenant’s expense, whatever assistance Tenant may reasonably require in connection with any such contest. Tenant covenants that Landlord shall not suffer or sustain any costs or expenses (including counsel fees) or any liability in connection with any such proceeding. No such contest may be prosecuted if it could subject Landlord to any civil liability or the risk of any criminal liability or otherwise adversely affect Landlord, the Premises or the Campus or if the contest relates to or could affect any period after the expiration of the Term.  Tenant shall indemnify and defend Landlord against and save Landlord and the Premises, and any portion thereof, harmless from and against all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including attorney’s fees, to the extent resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such Property Tax or Other Tax or valuation proceeding.

(f) Upon Landlord’s request, Tenant shall pay to Landlord (or its Mortgagee, if so requested) on the first day of each calendar month an amount equal to one twelfth (1/12) of the Property Taxes and Other Taxes thereafter due and payable, as reasonably estimated by Landlord on the basis of assessments and bills and estimates thereof.  Such amounts shall be held by Landlord or Mortgagee, without interest, and shall not be deemed to be trust funds and may be commingled with the general funds of Landlord or Mortgagee.  Landlord shall apply such amounts paid by Tenant under this paragraph 6(f) to the payment before delinquency of the Property Taxes and Other Taxes, subject to any rights of the Mortgagee thereto.  If at any time the amount on deposit pursuant to this paragraph 6(f) shall be less than the amount reasonably deemed necessary by Landlord to pay such Property Taxes or Other Taxes as they become due, Tenant shall pay to Landlord the amount necessary to make the deficiency within fifteen (15) days after notice from Landlord requesting payment thereof.

(g) So long as no Event of Default exists (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute an Event of Default), Landlord will, within thirty (30) days after receipt, reimburse Tenant for its share of any refund of Property Tax or Other Tax received by Landlord (net of any amounts then due Landlord and net of amounts incurred by Landlord in connection with such tax contest) as a result of any tax contest relating to the Term.  Landlord reserves the right to contest the amount or validity, in whole or in part, of any Property Tax or Other Tax or to seek a reduction in the valuation of the Premises as assessed for real estate property tax purposes.

7.  NET LEASE; NON-TERMINABILITY

(a) This is an absolutely net lease and the Fixed Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice, demand, set-off, counterclaim, abatement, suspension, deduction or defense. It is the intention of the parties hereto that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term of this Lease. In order that such Rent shall be absolutely net to Landlord, except as otherwise expressly provided in paragraph 9(b) of this Lease, Tenant shall pay when due, and save Landlord harmless from and against, any and all costs, charges and expenses attributable to the Premises, including each fine, fee, penalty, charge (including governmental charges), assessments, sewer rent, Impositions, insurance premiums as may be required from time to time by Landlord or Mortgagee, utility expenses, carrying charges, costs, expenses and obligations of every kind and nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, the payment for which Landlord or Tenant is, or shall become liable by reason of any rights or interest of Landlord or Tenant in, to or under the Premises or this Lease or in any manner relating to the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation of the Premises, or of any portion thereof.

(b) This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, except as expressly provided in paragraphs 10 and 14, nor shall Tenant be entitled to any abatement, suspension, deferment or reduction of, or setoff, counterclaim or defense with respect to, Rent hereunder except as expressly provided in paragraphs 10 and 14, nor shall the obligations of Tenant under this Lease be affected, by reason of (i) any damage to or destruction of all or any part of the Premises from whatever cause; (ii) subject to paragraph 14, the taking of the Premises or any portion thereof by condemnation, requisition or eminent domain proceedings; (iii) the prohibition, limitation or restriction of or interference with Tenant’s use of all or any part of the Premises, or any interference with such use; (iv) any eviction by paramount title or otherwise; (v) Tenant’s acquisition or ownership of all or any part of the Premises otherwise than as expressly provided herein; (vi) any default on the part of Landlord under this Lease, the Related Leases or under any other agreement to which Landlord and Tenant may be parties; (vii) any defect in the condition, merchantability, design, construction, quality or fitness for use of the Premises or any part thereof, or the failure of the Premises to comply with all Legal Requirements, including any inability to occupy or use the Premises by reason of such non-compliance; (viii) any defect in title to or rights to the Premises or any lien on such title or rights or on the Premises; (ix) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant, Landlord, or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant, Landlord, or any other Person, or by any court, in any such proceeding; (x) any claim that Tenant has or might have against any Person, including without limitation Landlord, any vendor, manufacturer, contractor of or for the Premises; (xi) any invalidity or unenforceability or illegality or disaffirmance of this Lease or against or by Tenant or any provision hereof; (xii) the impossibility or illegality of performance by Tenant, Landlord or both; (xiii) any action by any court, administrative agency or other governmental authority, or (xiv) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Fixed Rent, the Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to any express provision of this Lease. Tenant agrees that Tenant will not be relieved of the obligations to pay the Fixed Rent or any Additional Rent in case of damage to or destruction of the Premises.

(c) Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up or other proceeding affecting Landlord or its successor in interest, or (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or its successor in interest or by any court in any such proceeding.

(d) Tenant waives all rights which may now or hereafter be conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof, or (ii) to any abatement, suspension, deferment or reduction of, or setoff, counterclaim or defense with respect to, the Fixed Rent, Additional Rent or any other sums payable under this Lease. Tenant shall remain obligated under this Lease in accordance with its terms and Tenant hereby waives any and all rights now or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Lease.  Notwithstanding any such statute or otherwise, Tenant shall be bound by all of the terms and conditions contained in this Lease.

8.  SERVICES

Tenant shall, at Tenant’s sole cost and expense, supply the Premises with electricity, heating, ventilating and air conditioning, water, natural gas, lighting, replacement for all lights, restroom supplies, telephone service, window washing, security service, janitor, pest control and disposal services (including hazardous and biological waste disposal), and such other services as Tenant determines to furnish to the Premises. Landlord shall not be in default hereunder or be liable for any damage or loss directly or indirectly resulting from, nor shall the Fixed Rent or Additional Rent be abated or a constructive or other eviction be deemed to have occurred by reason of, the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, any failure to furnish or delay in furnishing any such services, whether such failure or delay is caused by accident or any condition beyond the control of Landlord or Tenant or by the making of repairs or improvements to the Premises, or any limitation, curtailment, rationing or restriction on use of water, electricity, gas or any form of energy serving the Premises, whether such results from mandatory governmental restriction or voluntary compliance with governmental guidelines. Tenant shall pay the full cost of all of the foregoing services and all other utilities and services supplied to the Premises as Additional Rent.

9.  REPAIRS AND MAINTENANCE; REPLACEMENT

(a) Tenant shall, at its own sole cost and expense, keep the Premises, including all portions thereof, in good order and condition as a first class commercial property at all times on and after Commencement Date to and including the date of the termination of the Term, by lapse of time or otherwise.  Tenant acknowledges the deferred maintenance items and other items requiring repair existing as of the Commencement Date as set forth on Exhibit F, and Tenant agrees, at its sole cost and expense, to repair all of the same to the “good order and condition” standard set forth in the prior sentence on or before July 31, 2006.  Except as expressly provided otherwise in paragraph 9(b) below, Tenant shall timely and properly maintain, repair and replace all of the Premises and all its component parts, including parking lot surface and stripes, all landscaping, mechanical systems, electrical and lighting systems, plumbing and sewage systems, fixtures and appurtenances, interior walls, columns and floors, and ceilings, so as to preserve and protect the useful life, utility and value of such components, and in all events so as to preserve the effectiveness of any warranty relating thereto, such repairs and replacements to be at least in quality and class to the original work. If any building system or component shall become obsolete, non-functional, or uneconomic to repair, Tenant shall remove such item from the Premises and, promptly replace it with an item of comparable initial value and function. Promptly upon installation of any equipment, which is not Tenant’s Trade Fixtures, Tenant shall deliver to Landlord the original warranty (which shall specify Landlord as the owner of the equipment and Tenant’s having a non-exclusive license and authority of Landlord solely to enforce such warranty during the Term of the Lease) relating to such equipment.  Within thirty (30) days following Landlord’s written request therefor, Tenant shall deliver to Landlord a written statement showing all removals and replacements of such systems or components since the last such report, including manufacturers, model numbers, and serial numbers. Landlord may, upon two (2) business days’ prior notice (except that no notice shall be required if an Event of

Default exists), cause independent private inspectors to make inspections of any building and building systems on the Premises or segments thereof to determine Tenant’s compliance under this paragraph 9.  If such inspection by Landlord reveals that the Premises, or any portion thereof, including any equipment thereon, is not in the condition required by this Lease in any material respect, then Tenant shall pay for such additional inspections performed by Landlord through the inspection approving the condition of such Premises as being in conformity with the Lease.  In addition, Tenant shall pay the cost of any such inspection at the Premises by or on behalf of Landlord while an Event of Default exists.  Tenant shall not take, or cause or permit to be taken, any action that would limit or void the effectiveness of any warranty or guaranty relating to the roof, foundation or exterior walls of the Building.

(b)Except as provided in paragraph 10 and 14 and unless due to the negligence, willful misconduct or breach of any provision of this Lease (including the last sentence of Section 9(a)) of or by Tenant or the Persons claiming by, through or under Tenant, Landlord shall maintain, repair and replace the roof, foundation and exterior walls of the Building in good order and condition as a first class commercial property at all times on and after Commencement Date to and including the date of the termination of the Term.  Landlord may, upon one business (1) day notice to Tenant (except in the case of emergency, in which case Tenant no notice shall be necessary), enter the Premises to perform such required maintenance and make such required repairs and replacements.  Tenant shall cooperate with Landlord’s performance of its obligations under this paragraph 9(b) and, to the extent that the same have not been duly assigned to Landlord on the Commencement Date, shall duly assign all of Tenant’s right, title and interest in and to any warranties or guaranties pertaining to the roof, the foundation and/or the exterior walls of the Building.

(c) Landlord may, but is not required to, after one business (1) day notice to Tenant (except in the case of emergency, in which case no notice to Tenant shall be necessary), enter the Premises and make such repairs, alterations, improvements, additions, replacements or maintenance as Landlord deems necessary to cure any default of Tenant hereunder, and Tenant shall pay Landlord as Additional Rent forthwith (and in any event within thirty (30) days) after being billed for same by Landlord the cost thereof plus an administrative fee of three percent (3%) of such cost, which bill shall be accompanied by reasonably supporting documentation. Such amounts shall bear interest at the Overdue Rate from the date of expenditure by Landlord to the date of repayment by Tenant at the Overdue Rate.

(d) Except as expressly provided in paragraph 9(b) hereof, it is intended by Tenant and Landlord that Landlord shall have no obligation, in any manner whatsoever, to build any improvements on the Premises, to maintain or make any repairs, replacements, alterations or renewals of any nature or description to the Premises (or any equipment therein), whether structural or nonstructural, all of which obligations are intended, as between Landlord and Tenant, to be those of Tenant. Tenant expressly waives the benefit of any statute now or in the future in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

(e) Tenant shall maintain at the Premises, and turn over to Landlord upon expiration or termination of this Lease, then current operating manuals and original warranties (to the extent applicable) for the equipment then located on the Premises.

10.  DESTRUCTION OF OR DAMAGE TO PREMISES

(a) If the Premises are damaged by fire or other Casualty during the Term of this Lease, then, except as expressly provided in paragraph 10(d), Tenant shall, at its expense, repair such damage and restore the Premises to substantially the same or better condition as existed before the occurrence of such fire or other Casualty using materials of the same or better grade than that of the materials being replaced (herein, a “Casualty Repair”) and this Lease shall remain in full force and effect. Such repair and replacement by Tenant shall be done in accordance with paragraph 23 and the standards of paragraph 9 and Tenant shall, at its expense, obtain all permits required for such work. An architect or engineer selected by Landlord shall review, at Tenant’s expense, all plans and specifications and all draw requests hereunder.

(b) In no event shall Fixed Rent or Additional Rent abate, nor shall this Lease terminate (except as expressly provided in paragraph 10(d)), by reason of such damage, destruction or other Casualty. Provided that no Event of Default by Tenant shall then exist under this Lease (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute an Event of Default), and provided Tenant has (Tenant hereby covenanting to do so): (i) delivered to Landlord plans and specifications and a budget for such Casualty Repair (all of which Landlord shall have approved), and (ii) deposited with Landlord or the Proceeds Trustee cash in the sum equal to the excess, if any, of the total cost set forth in such approved budget over the amount of net insurance proceeds received on account of such Casualty, then Landlord shall make or shall cause to be made available to Tenant all net insurance proceeds actually received by Landlord on account of such Casualty, for application to the costs of such approved repair and restoration, as set forth below.

(c) For all Casualty Repairs, the following apply:

As used herein the “Casualty Threshold” means $350,000.  If the Net Casualty Proceeds in respect of the applicable fire or other Casualty are less than the Casualty Threshold, such Net Casualty Proceeds shall be paid to Tenant to apply to the cost of restoration. If the Net Casualty Proceeds in respect of the applicable fire or other Casualty are equal to or greater than the Casualty Threshold, such Net Casualty Proceeds shall be paid to the Proceeds Trustee (herein, together with amounts required to be deposited with Landlord or the Proceeds Trustee pursuant to paragraph 10(b), called the “Restoration Fund”) for release to Tenant as restoration progresses, subject to and in accordance with paragraph 10(b). If Landlord mortgages the Premises with a Mortgage, the Mortgagee hereunder may, at its option be appointed Proceeds Trustee for so long as such Mortgage remains outstanding.  Insurance proceeds shall be deposited in an interest bearing account and interest shall be distributed to Tenant upon completion of said installation, repair, replacement or rebuilding, provided no default has occurred and is continuing hereunder.  All checks drawn on said account shall be signed by the Proceeds Trustee.  Subject to Section 10(b) above, the Restoration Fund shall be disbursed to Tenant by the Proceeds Trustee under the following procedure, as said procedures may be modified to conform to the disbursement procedures set forth in the Mortgage or otherwise as may be reasonably requested by Landlord, Mortgagee and/or the Proceeds Trustee:

(i) Before commencing the Casualty Repair, the architects, general contractor(s), and plans and specifications for the Casualty Repair shall be approved by Landlord and

Mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) No more frequently than once per calendar month, Tenant may request that Landlord reimburse Tenant out of the Restoration Fund for costs incurred by Tenant for work in place to repair and restore the damaged portion of the Premises. Tenant’s request shall contain a certification by Tenant’s general contractor and architect that all work for which reimbursement is requested was performed in compliance with the plans and specifications approved by Landlord pursuant to paragraph 23 and all applicable Legal Requirements, and shall include reasonably satisfactory evidence of the costs incurred by Tenant and unconditional partial (as to the amount received compared to percentage completion) or final lien releases, as applicable, in form and substance required by applicable law executed by all mechanic’s, materialmen, laborers, suppliers and contractors who performed any portion of the repair work or supplied materials included in the application;

(iii) At the time of any requested disbursement, no Event of Default (and no event has occurred which, with the passage of time, the giving of notice, or both, would constitute an Event of Default) shall exist and no mechanics’ or materialmen’s liens shall have been filed and remain undischarged or unbonded;

(iv) Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (A) satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated costs of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications therefor, (B) partial releases of liens, if the same are obtainable or, if such partial releases are not obtainable, a lien bond or endorsements to Landlord’s and Mortgagee’s title insurance policies showing no exceptions for mechanics’ or materialmen’s or any similar liens, and (C) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ lien claims;

(v) Each request for disbursement shall be accompanied by a certificate of Tenant describing the work, materials or other costs or expenses for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work or expense and the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease;

(vi) Within fifteen (15) days after receiving Tenant’s request, Landlord shall approve or disapprove Tenant’s request, which approval shall not be unreasonably withheld, delayed, or conditioned by written notice to Tenant. If Landlord approves all or any portion of a request and Landlord has received (and not previously disbursed) insurance proceeds for such costs, then Landlord’s approval shall include a check in the amount approved by Landlord. If Landlord disapproves all or any portion of a request, then Landlord’s notice shall state the reasons for that disapproval. Landlord’s failure to deliver a notice approving or disapproving a request shall be conclusively deemed Landlord’s disapproval of the request;

(vii) The Proceeds Trustee may retain ten percent (10%) of the Restoration Fund until the Casualty Repair is substantially complete;

(viii) At all times the undisbursed balance of the Restoration Fund held by Proceeds Trustee plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Casualty Repair, free and clear of all liens; and

(ix) Notwithstanding any contrary provision hereof, if an Event of Default or an event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default has occurred and is continuing, Landlord shall be entitled to retain any portion of the Restoration Fund and to apply the same to either repair the damages or to pay other amounts due Landlord hereunder or Mortgagee under the Mortgage, at Mortgagee’s or, if there is then no Mortgagee, Landlord’s sole option.  No such retention by Landlord shall impose on Landlord any obligation to repair the Premises or relieve Tenant of its obligations to repair the Premises.

(d) If (i) fifty percent (50%) or more of the Premises shall have been substantially damaged or destroyed by a Casualty, (ii) Tenant determines that such Casualty has rendered the Premises unavailable for use or unsuitable for restoration for continued use and occupancy in Tenant’s business and (iii) the Casualty occurs during the last two (2) Lease Years of the then unexpired Term, then Tenant, in lieu of rebuilding as contemplated by paragraph 10(a), shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s election to do so within ninety (90) days after the date of such Casualty notice, together with an assignment to Lender and Mortgagee, as their interests may appear, of all of Tenant’s right, title and interest in any insurance proceeds recovered or recoverable in respect of the Casualty, together with payment of the amounts of any applicable deductible, whereupon this Lease shall terminate thirty (30) days after the date of such notice (the “Casualty Termination Date”), except for any obligations or liabilities which have accrued prior to the Casualty Termination Date or that survive the expiration or termination of this Lease.

11.  INSURANCE, HOLD HARMLESS AND INDEMNIFICATION

(a) To the fullest extent permitted by law, Landlord shall not be liable to Tenant for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises arising at any time and from any cause whatsoever. Tenant waives all claims against Landlord arising from any liability described in this paragraph 11(a).

(b) Tenant hereby agrees to indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or related to any use or occupancy of the Premises, or any condition of the Premises, or any default in the performance of Tenant’s obligations hereunder, or any breach by Tenant of its representations and warranties hereunder, or any damage to any property (including property of employees and invitees of Tenant) or any bodily or personal injury, illness or death of any person (including employees and invitees of Tenant) occurring in, on or about the Premises or any part thereof or any part of the building or the land constituting a part of the Premises arising at any time and from any cause whatsoever or occurring outside the Premises when such damage, bodily or personal injury, illness or death is caused by any act or omission of Tenant or its agents, officers, employees, contractors, invitees or licensees. This paragraph 11(b) shall survive the termination of this Lease.

(c) Tenant shall, at all times and during the Term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force comprehensive commercial general liability insurance, including contractual liability, fire, legal liability, and premises operations, all on an “occurrence” policy form, with a minimum combined single limit in the amount of Twenty Five Million Dollars ($25,000,000)per occurrence for bodily or personal injury to, illness of, or death of persons and damage to property occurring in, on or about the Premises, and such insurance shall name the Landlord, any Mortgagee, and any other parties reasonably designated by Landlord as additional insureds as their interests may appear. Tenant shall, at Tenant’s sole cost and expense, be responsible for insuring Tenant’s furniture, equipment, fixtures, computers, office machines and personal property (including, without limitation, Tenant’s Trade Fixtures).

(d) Tenant shall, at all times during the Term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force worker’s compensation and employer’s liability insurance as required by the states in which the Premises and any other operations of the Tenant are located and any other state in which the Tenant may be subject to any statutory or other liability arising in any manner whatsoever out of the actual or alleged employment of others.

(e) Tenant shall, at all times during the Term of this Lease, at Tenant’s sole cost and expense, obtain and keep in force (a) insurance against loss (including earthquake and flood) or damage to the Premises by fire and all other risks of physical loss (including earthquake and flood) covered by insurance of the type now known as “all risk,” in an amount not less than the full replacement cost of the Premises (without deduction for depreciation), including the cost of debris removal and such endorsements as Landlord may reasonably require; (b) if the Premises contains a boiler, boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment, and insurance against loss of occupancy or use arising from any breakdown of any such items, in such amounts as Landlord may reasonably determine; (c) business interruption insurance insuring that the Fixed Rent will be paid to Landlord for the duration of the interruption if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Fixed Rent without diminution as provided in this Lease); and (d) insurance in amounts and against such other risks as Landlord or Mortgagee may reasonably require and against such risks as are customarily insured against by operators of similar properties. In addition, during any period when any demolition or construction on the Land is underway, Tenant shall maintain (or cause its general contractor to maintain for the benefit of Tenant, Landlord, and Mortgagee) the following insurance: (i) completed value builders risk insurance for the Premises, including all building materials thereon, covering loss or damage from fire, lightning, extended coverage periods, sprinkler, leakage, vandalism, malicious mischief and perils insured in an amount not less than the cost, as reasonably estimated by Landlord, of the construction of the Improvements or alterations thereto, and (ii) cause the contractor performing the work to maintain worker’s compensation insurance covering the full statutory liability as an employer of the contractor performing the work of such construction or alterations.  Upon Landlord’s request, Tenant shall obtain contingent property/direct terrorism insurance coverage for the Premises with respect to the period prior to the Premises Conversion Date, in such amounts, with such deductibles and on such terms as Landlord or Mortgagee requires, and the costs of such contingent property/direct terrorism insurance shall be borne equally by Landlord and Tenant.

(f) All insurance required to be maintained by Tenant under this paragraph 11 and all renewals thereof shall be issued by good and responsible companies qualified to do and doing business in the state of where the Premises are located (or in the case of workers compensation in the applicable state) and having an S&P claims paying ability rating of at least “AA” at the time of policy inception and each annual renewal thereof or be otherwise acceptable to Landlord.  Any insurance company selected by Tenant which is rated in Best’s Key Rating Guide or any successor thereto (or if there be none, an organization having a similar national reputation) shall have a general policyholder rating of “A” and a financial rating of at least 10 in Best’s Key Rating Guide at the time of policy inception and each annual renewal thereof or be otherwise acceptable to Landlord.  All deductible amounts shall not exceed $250,000 under each such insurance policy.  Each policy to be maintained by Tenant under subpart (e) of this paragraph 11 shall expressly provide that the policy shall not be canceled or altered without thirty (30) days’ prior written notice to Landlord and its Mortgagee and shall remain in effect notwithstanding any such cancellation or alteration until such notice shall have been given to Landlord and its Mortgagee and such period of thirty (30) days shall have expired.  All insurance under subparts (c) and (e) of this paragraph 11 to be maintained by Tenant shall designate Landlord, Mortgagee (as designated by Landlord), and any other parties having an insurable interest in the Premises or this Lease and designated by Landlord as an additional insured and/or, in the case of any property insurance required to be maintained by Tenant hereunder, loss payee, shall be primary and noncontributing with any insurance which may be carried by Landlord, and shall afford coverage for all insured claims based on any insured act, omission, event or condition that occurred or arose (or the onset of which occurred or arose) during the policy period.  The insurance policy required under subpart (e) shall expressly provide that Landlord, although named as a loss payee, shall nevertheless be entitled to recover under the policy for any covered loss, injury or damage suffered by Landlord.   For the avoidance of doubt, all property insurance proceeds except for those allocable to Tenant’s Trade Fixtures under this Lease shall be paid directly to Landlord or Mortgagee and applied in accordance with Section 10 above.  Each insurance policy referred to herein shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of Mortgagee.  Tenant may carry such insurance under “blanket” policies, provided such policies provide the same coverage as required herein. Upon the issuance or renewal of each insurance policy to be maintained by Tenant hereunder and upon request of Landlord (but in no event less frequently than once each year), Tenant shall deliver to Landlord certificates of insurance evidencing the existence of such policies.  If Tenant should fail to carry the insurance required by this paragraph 11 and shall fail to cure such default within two (2) business days following delivery of Landlord’s notice of default to Tenant (provided that no such notice shall be required and no grace period shall apply if insurance coverage is at risk of lapsing imminently), (a) Landlord shall have the right from time to time to effect such insurance for the benefit of Tenant or Landlord or both of them and all premiums paid by Landlord shall be payable by Tenant as Additional Rent on demand and (b) Tenant shall pay to Landlord, immediately upon demand all costs incurred by Landlord to obtain and maintain in effect the policies of insurance required under this paragraph 11.

(g) Tenant waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Tenant insuring or covering the Premises, or any portion or any contents thereof, or any operation therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Tenant against Landlord. Landlord waives on behalf of all insurers under all policies of property, liability and other insurance (excluding workers’ compensation) now or hereafter carried by Landlord insuring or covering the Premises or any portion or any contents thereof, or any operations therein, all rights of subrogation which any insurer might otherwise, if at all, have to any claims of Landlord against Tenant.  Tenant shall have the right to adjust losses under all policies of property insurance required by this Lease (unless an Event of Default exists) and Landlord shall have the right to participate in such process. If Tenant fails to adjust losses in a diligent manner or an Event of Default exists, Landlord may assume sole control of the adjustment process, but only with respect to Landlord’s and its Mortgagee’s insurable interest.

(h) Upon the occurrence of an Event of Default, Tenant shall pay to Landlord (or its Mortgagee, if so requested by Landlord) on the first day of each calendar month an amount equal to one twelfth (1/12) of the premiums for the insurance required by this paragraph 11, as reasonably estimated by Landlord on the basis of bills and estimates thereof. If such premium payments shall have been made by Tenant, such amounts shall be held by Landlord or Mortgagee, without interest, and shall not be deemed to be trust funds and may be commingled with the general funds of Landlord or Mortgagee. Landlord shall apply such amounts to the payment of the insurance premiums with respect to which such amounts were paid, subject to any rights of Mortgagee thereto.  If at any time the amount on deposit pursuant to this paragraph 11(h) shall be less than the amount deemed necessary by Landlord to pay such premiums as they become due, Tenant shall pay to Landlord the amount necessary to make the deficiency within five (5) days after notice from Landlord requesting payment thereof. Upon the expiration or termination of the term of this Lease (other than as a result of an Event of Default), Landlord shall promptly refund, and cause its Mortgagee to refund, to Tenant any amount held by Landlord pursuant to this paragraph.

(i) During the Term the risk of loss of or decrease in the enjoyment and beneficial use of the Premises as a result of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise is assumed by Tenant, and Landlord shall in no event be answerable or accountable therefor.

12.  COMPLIANCE WITH LAWS; COVENANTS; LANDLORD SELF HELP

Tenant shall throughout the Term, at its sole cost and expense, promptly comply or cause compliance with or remove or cure any violation of any and all present and future laws including the Americans with Disabilities Act of 1990 and Environmental Laws (as hereafter defined), as the same may be amended from time to time, ordinances (zoning or otherwise), orders, rules, regulations and requirements of all Federal, State, municipal and other governmental bodies having jurisdiction over the Premises or Tenant and the appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of the Board of Fire Underwriters where the Premises are situated, or any other body now or hereafter constituted exercising lawful or valid authority over the Premises or Tenant (collectively, “Legal Requirements”),or any portion thereof, or the sidewalks, curbs, roadways, alleys or entrances adjacent or appurtenant thereto, or exercising authority with respect to the use or manner of use of the Premises, or such adjacent or appurtenant facilities, and whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change in governmental policy, or require structural or extraordinary repairs, alterations or additions by Tenant and irrespective of the amount of the costs thereof. Tenant, at its sole cost and expense, shall comply with all agreements, contracts, easements, restrictions, reservations or covenants (including, without limitation, the Permitted Encumbrances) running with the land or hereafter created by Tenant or consented to, in writing, by Tenant or requested, in writing, by Tenant. Tenant shall also comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Premises and required to be obtained and maintained by Tenant under the terms of paragraph 11 hereof and shall comply with all development permits issued by governmental authorities issued in connection with development of the Premises.  Tenant shall procure, maintain and comply with all licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance and operation of the Premises and for the use, operation, maintenance, repair and restoration of the Improvements.

If Tenant shall at any time fail to pay any Imposition in accordance with the provisions of paragraphs 6 or 26, or to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in paragraph 11, or shall fail to make any other payment or perform any other act on its part to be made or performed hereunder, then Landlord, after two (2) business days prior written notice to Tenant (or without notice in situations where Landlord determines that delay is likely to cause immediate harm to Landlord’s interest in the Premises, including, without limitation, any potential lapse of insurance), and without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may, but shall be under no obligation to do so,

(i) pay any Imposition payable by Tenant pursuant to this Lease; or

(ii) make any other payment or perform any other act on Tenant’s part to be paid or performed hereunder which Tenant shall not have performed within the time required thereof.

Landlord may enter upon the Premises for any such cure purpose set forth in this paragraph 12 and take all such action in or on the Premises as may be necessary thereof pursuant to this paragraph 12. All sums, actually so paid by Landlord and all costs and expenses, including attorney’s fees, incurred by Landlord in connection with the performance of any such act, together with interest thereon at the Overdue Rate and an administrative fee equal to five percent (5%)of all such costs and expenses, shall be paid by Tenant to Landlord on demand. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover, as damages for such breach, the uninsured amount of any loss, damages, costs and expenses of suit, including reasonable attorney’s fees, suffered or incurred by reason of damage to or destruction of the Premises, or any portion thereof or other damage or loss which Tenant is required to insure against hereunder, occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

13.  PARTIAL TAKING

If less than substantially all of the Premises shall be taken for public or quasi-public purposes, Tenant will promptly, at its sole cost and expense, restore, repair, replace or rebuild the improvements so taken in conformity with the requirements of paragraph 9 as nearly as practicable to the condition, size, quality of workmanship and market value thereof immediately prior to such taking, without regard to the adequacy of any condemnation award for such purpose. There shall be no abatement of Rent during such period of restoration. In performing its obligations, Tenant shall be entitled to all condemnation proceeds available to Landlord under the same terms and conditions for disbursement set forth for Casualty proceeds in paragraph 10 hereof, including such proceeds being made available by Mortgagee. Tenant shall, at its sole cost and expense, negotiate and, if necessary, litigate, the amount of the award, and Landlord shall have the right to participate in such process, and if Tenant fails to diligently prosecute such efforts or if an Event of Default exists, Landlord may take control of the process. Any condemnation proceeds in excess of the amounts as are made available to Tenant for restoration or repair of the Premises, shall be the sole and exclusive property of Landlord.  So long as no Event of Default exists, Tenant shall have the right to participate in condemnation proceedings with Landlord, and shall be entitled to receive any award made by the condemning authority in respect of business loss or, if available, business relocation and any other claim permitted by law, which does not, in any such case, diminish Landlord’s recovery.

14.  SUBSTANTIAL TAKING

If all or substantially all of the Premises shall be taken for public or quasi-public purposes, and if Tenant determines that such event has rendered the Premises unavailable for use or unsuitable for restoration for continued use and occupancy in Tenant’s business, then Tenant, in lieu of rebuilding as contemplated by paragraph 13, shall, not later than ninety (90) days after such occurrence (including a final determination of the condemnation award associated therewith), deliver to Landlord (i) notice of its intention to terminate this Lease on a date occurring not more than 180 days nor less than 90 days after such notice (the “Termination Date”), (ii) a certificate by the president or a vice president of Tenant describing the event giving rise to such termination, stating that such event has rendered the Premises unavailable for use or unsuitable for restoration for continued use and occupancy in Tenant’s business and that such termination will not violate any operating agreement or covenant then in effect, and (iii) an assignment to Lender and Mortgagee, as their interests may appear, of all of Tenant’s right, title and interest (if any) in any condemnation proceedings for the taking of the Premises; provided , however, that Tenant shall retain all of its right, title and interest, if any, under applicable law, for the taking of Tenant’s Trade Fixtures, business relocation and business loss, so long as the same do not diminish the amount of any condemnation proceeds payable to or recoverable by Landlord or Mortgagee. Upon delivery of such notice, this Lease shall terminate on the Termination Date, except for any obligations or liabilities which have accrued prior to the Termination Date or that survive the expiration or termination of this Lease.

15.  DEFAULT; EVENTS OF DEFAULT

The occurrence of any one or more of the following events (“Event of Default”) shall constitute a breach of this Lease by Tenant:

(a) Tenant fails to pay any Fixed Rent as and when such Fixed Rent becomes due, and such failure continues for five (5) days after written notice thereof, provided that if Tenant is more than five (5) days late in the payment of Fixed Rent in any twelve (12) consecutive month period, only one notice need be given by Landlord during such 12 month period and any subsequent failure to pay Fixed Rent on or before its due date within such twelve (12) consecutive months shall constitute an Event of Default after five (5) days without notice; or

(b) Tenant fails to pay any Additional Rent as and when such Additional Rent becomes due and payable and such failure continues for more than five (5) days after written notice thereof, provided that if Tenant is more than five (5) days late in the payment of Additional Rent in any twelve (12) consecutive month period, only one notice need be given by Landlord during such 12 month period and any subsequent failure to pay Additional Rent on or before its due date within such twelve (12) consecutive months shall constitute an Event of Default after five (5) days without notice; or

(c) A default occurs under paragraph 25 (subletting/assignment) or under paragraph 21 (mechanics’ liens); or

(d) Tenant fails to perform or breaches any agreement or covenant of this Lease not separately covered in this paragraph 15 to be performed or observed by Tenant as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord’s giving written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time not to exceed one hundred twenty (120) days; or

(e) Tenant (i) files, or consents by answer or otherwise to the filing against Tenant of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of Tenant’s creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property, (iv) takes action for the purpose of any of the foregoing, (v) admits in writing its inability to pay its debts generally as they mature, or (vi) is no longer solvent or is unable to pay its debts generally as they mature; or

(f) proceedings for the appointment of a receiver, trustee, liquidator or custodian of Tenant or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Tenant or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(g) Any event occurs which is specifically stated to be an Event of Default under this

Lease; or

(h) An event of default shall occur under any loan agreement or indenture of Tenant or its subsidiaries securing an amount in excess of $10,000,000 and which event of default gives the lenders under such loan agreement or indenture the right to accelerate the debt secured thereby; or

(i) Any representation or warranty of Tenant contained in this Lease delivered to Landlord shall have been materially and adversely false as of the date it was made; or

(j) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within forty-five (45) days; or

(k) Tenant shall abandon all or a material portion the Premises for ninety (90) days and shall be in default in the performance of any material provision of this Lease or any Related Lease at any time during such ninety (90) day period; or

(1) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against Tenant or its subsidiaries and not paid within thirty (30) days after the right to appeal shall have expired; or

(m) Tenant fails to pay any insurance premiums when due or otherwise fails to continuously maintain all insurance required to be maintained by Tenant in accordance with the terms and conditions of this Lease; or

(n) An “Event of Default” shall occur and be continuing under, and as defined in, any Related Lease.

Landlord may treat the occurrence of any one or more of the foregoing Events of Default as a breach of this Lease. For so long as such Event of Default continues, Landlord, at its option and with or without notice or demand of any kind to Tenant or any other Person, may have any one or more of the remedies provided in this Lease, in addition to all other remedies and rights provided at law or in equity.

16.  REMEDIES

(a) Upon the occurrence of an Event of Default, Landlord shall, in addition to, and not in derogation of any remedies for any preceding breach, with or without notice of demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default have all of the following remedies available:

Landlord shall have the right to terminate Tenant’s right to possession of the Premises and repossess the Premises by any lawful means without terminating this Lease. Landlord shall use good faith and reasonably prompt efforts, but only if and to the extent (if any) required by applicable law of the state where the Premises are located, to re-let the Premises for the account of Tenant for such rent and upon such terms as may be satisfactory to Landlord in its sole discretion.  For the purposes of that re-letting, Landlord may repair, and perform remodeling and alterations to the Premises. If Landlord fails to re-let the Premises, Tenant shall pay to Landlord the Rent in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease. If Landlord re-lets the Premises, but fails to realize a sufficient sum from the re-letting to pay the full amount of Rent in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease, after deducting from the amount so realized all of the costs and expenses of all decoration, repairs, remodeling, alterations and additions and the expenses of the re-letting and of the collection of the rent accruing from the re-letting, Tenant shall pay to Landlord the amount of any deficiency upon Landlord’s demand from time to time made.

(ii) Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(x) The worth at the time of determination of all unpaid Rent, which had been earned at the time of termination;

(y) The worth at the time of determination of the amount of all unpaid Rent for the balance of the then-Term of this Lease after the time of termination reduced only to the extent of net rental proceeds actually received from any subsequent replacement tenant(s) for any portion of the Premises; provided, however, except to the extent any state statutes or common law applicable to the Premises requires Landlord to mitigate its damages arising from an Event of Default by Tenant under this Lease, from and after any such Event of Default, Landlord shall have no duty to mitigate its damages by re-letting, or attempting to re-let, any portion of the Premises to any replacement tenant(s); and

(z) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of determination” of the amounts referred to in clause (x) above shall be computed by allowing interest at the Overdue Rate. The “worth at the time of determination” of the amount referred to in clause (y) above shall be computed by discounting such amount to present value by using the discount rate equal to the then Treasury Rate. For the purpose of determining unpaid Rent under clause (x) and (y) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under paragraph 5 hereof.

(iii) Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of such termination is given by Landlord to Tenant. Landlord shall have unrestricted rights of entry for such purposes following an Event of Default. Landlord shall be entitled to an administrative fee of five percent (5%) of all amounts expended under this paragraph 16.

(b) All agreements and covenants to be performed or observed by Tenant under this Lease shall be at Tenant’s sole cost and expense and without any abatement of Fixed Rent or

Additional Rent. If Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease as and when due or required to be performed (and fails to cure such non-performance within any applicable notice or grace period, if any, expressly provided for in paragraph 12 of this Lease), Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all incidental costs shall be deemed Additional Rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Overdue Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums (plus interest at the Overdue Rate) by Tenant as in the case of default by Tenant in the payment of Rent.

(c) If Tenant abandons or surrenders the Premises, or any portion thereof, or an Event of Default by Tenant pursuant to paragraph 15(k) above shall have occurred, or Tenant is dispossessed by process of law or otherwise, any movable furniture, equipment, trade fixtures or personal property (including Tenant’s Trade Fixtures) belonging to Tenant and left in the Premises, or any portion thereof, shall be deemed to be abandoned, at the option of Landlord, and Landlord shall have the right to sell or otherwise dispose of such personal property in any commercially reasonable manner. If Tenant abandons the Premises, or any portion thereof, Landlord shall have the right, but not the obligation, to sublet the Premises, or any portion thereof, on reasonable terms for the account of Tenant, and Tenant shall be liable for all costs of such subletting, including the cost of preparing the Premises, or any portion thereof, for subtenants and leasing commissions paid to brokers.

(d) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing under applicable law or in equity.

17.  SUBORDINATION

Subordination, Non-Disturbance. Tenant agrees at any time hereafter, and from time to time within ten (10) days of written request of Landlord, to execute and deliver to Landlord at Landlord’s election either (1) an instrument in the form customarily used by any institutional investor becoming a Mortgagee or (2) a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit D (in either such case, such instrument, release, document, or agreement is herein called the “Subordination, Non-Disturbance and Attornment Agreement”),in either case subjecting and subordinating this Lease to the lien of any Mortgage, which at any time may be placed upon the Premises, or any portion thereof, by Landlord, and to any replacements, renewals, amendments, consolidations, modifications, extensions or refinancing thereof. It is agreed, nevertheless, that so long as there exists no default of Tenant, such Subordination, Non-Disturbance and Attornment Agreement shall not interfere with, hinder or reduce Tenant’s right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises, and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease.

(b) Mortgagee Protection Clause. In the event of any act or omission of Landlord constituting a default by Landlord, Tenant shall not exercise any remedy until Tenant has given Landlord and any Mortgagee of the Premises written notice of such act or omission, and until a reasonable period of time (not less than thirty (30) days) to allow Landlord or the Mortgagee to remedy such act or omission shall have elapsed following receipt of such notice. However, if such act or omission cannot, with due diligence and in good faith, be remedied within such period or cannot be cured simply by the payment of money, the Landlord and the Mortgagee shall be allowed such further period of time as may be reasonably necessary provided that it commences remedying the same with due diligence and in good faith and thereafter diligently prosecutes such cure.  Nothing herein contained shall be construed or interpreted as requiring any Mortgagee receiving such notice to remedy such act or omission.

(c) Attornment. If any Mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Premises, whether through possession or foreclosure or the delivery of a deed to the Premises in lieu of foreclosure, then, except as otherwise provided in the applicable Subordination, Non-Disturbance and Attornment Agreement between Tenant and Mortgagee, and so long as Tenant is not in default under this Lease, such Mortgagee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date such Mortgagee acquired title to the Premises, and Tenant shall attorn to and recognize such Mortgagee as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Mortgagee may reasonably request to evidence such attornment (whether before or after the making of the Mortgage); provided, however, Mortgagee shall not be (a) liable for any previous act or omission of any prior landlord (including the Landlord); (b) subject to any credit, offset, claim, counterclaim, demand or defense which Tenant may have against any prior landlord (including the Landlord), (c) bound by any previous payment of more than one month’s Rent; (d) bound by any previous modification of the Lease or any consent to any assignment or sublet (made without Mortgagee's written consent); (e) bound by any covenant of Landlord to undertake or complete any construction of the Premises or any portion thereof, or (f)  bound by or responsible for any security deposit, tax, insurance, or other prepaid or escrowed sums not actually received by Mortgagee. In the event of any other transfer of Landlord’s interest hereunder, such transferee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date of such transfer, Tenant shall attorn to and recognize such transferee as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such transferee and Landlord may reasonably request to evidence such attornment.

(d) Consent. Upon ten (10) days’ advance written notice, Tenant agrees to execute, acknowledge and deliver a document consenting to the assignment by Landlord of this Lease to a Mortgagee, in a form then in use among institutional lenders, with such changes therein as may be reasonably requested by the Mortgagee and Tenant.

18.  LANDLORD’S RIGHT OF ENTRY

Landlord, Mortgagee, and their respective designees, shall have the right to enter the Premises at any time during normal business hours and any part of the Premises on one (1)

business day’s advance notice and to inspect the same, post notices of non-responsibility, monitor construction, perform appraisals, perform environmental site assessments and engineering studies, perform maintenance and repairs, and exhibit the Premises to prospective purchasers and mortgagees, and examine Tenant’s books and records pertaining to the Premises, insurance policies, certificates of occupancy and other documents, records and permits in Tenant’s possession with respect to the Premises; provided, however, that in connection with such entry, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises, shall observe all reasonable security and safety rules and regulations of Tenant and shall preserve the confidentiality of any non-public, confidential information obtained during such entry in the same manner reasonably employed for the protection of its own non-public, confidential information, except to the extent disclosure is required by applicable Legal Requirements.

19.  NOTICES

Notices, statements, demands, or other communications required or permitted to be given, rendered or made by either party to the other pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made, when received by overnight delivery or overnight courier delivery (or, if such delivery is refused, upon the date that delivery would have occurred but for such refusal) or facsimile transmission (with electronic confirmation thereof) with a confirmation copy of the entire original transmittal sent by overnight delivery or by overnight courier delivery addressed to the other parties as follows:

To Landlord:

Cushman & Wakefield Net Lease Trust, Inc.
51 West 52nd Street, 9th Floor
New York, NY 10019
Attention:  David H. Wenk
Tel:  (212) 841-7850
Fax:  (212) 698-2514

With a copy to:

James L. Black, Jr.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Tel:  (617) 951-8754
Fax:  (617) 951-8736

To Tenant:

Quantum Corporation
Attention:  Director, Real Estate and Facilities

10125 Federal Drive
Colorado Springs, CO 80908
Tel.:  (719) 536-5000
Fax:  (719) 536-5945

With a copy to:

Quantum Corporation
Attention:  General Counsel
1650 Technology Drive, Suite 800
San Jose, CA  95110
Tel.:  (408) 944-4000
Fax::  (408) 944-6581

Any party listed in this paragraph 19 may, by notices as aforesaid, designate a different address for addresses for notice, statements, demands or other communications intended for it.

20.  ESTOPPEL CERTIFICATE; FINANCIAL DATA

(a) At any time and from time to time, each party shall, within ten business (10) days after written request, execute, acknowledge and deliver to the other party a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Lease Expiration Date determined in accordance with paragraph 4 and the Basic Lease Information, and the date, if any, to which all Rent and other sums payable hereunder have been paid; (c) the amount of Fixed Rent currently payable monthly, (d) that, to the best of such party’s knowledge, Tenant is not in default under this Lease, except as to defaults specified in such certificate; (e) that, to the best of such party’s knowledge, Landlord is not in default under this Lease, except as to defaults specified in such certificate; (f) that, to the best of such party’s knowledge, Tenant has no claim or defense against Landlord or offset rights with respect to Rent, except as specified in such certificate and (g) such other matters as may be reasonably requested by the requesting party or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by the recipient and any actual or prospective purchaser or mortgage lender of the Premises or any part thereof.

(b) Tenant shall deliver to Landlord and to any Mortgagee, Lender, or purchaser designated by Landlord the following information within ninety (90) days after the end of each fiscal year of Tenant or such longer period as may be permitted by any nationally recognized stock exchange upon which Tenant’s capital stock is listed: an audited balance sheet of Tenant and its consolidated subsidiaries as at the end of such year, an audited statement of profits and losses of Tenant its consolidated subsidiaries for such year, and an audited statement of cash flows of Tenant its consolidated subsidiaries for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Tenant; and within forty-five (45) days or such longer period as may be permitted by any nationally recognized stock exchange upon which Tenant’s stock is listed after the end of each of the first three fiscal quarters of Tenant a balance sheet of Tenant and its consolidated subsidiaries as at the end of such quarter, statements of profits and losses of Tenant and its consolidated subsidiaries for such quarter and a statement of cash flows of Tenant and its consolidated subsidiaries for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year (or in the case of an interim balance sheet, to the end of the prior year), in reasonable detail and scope, and certified to be complete and accurate by a financial officer of Tenant having knowledge thereof; the foregoing financial statements all being prepared in accordance with generally accepted accounting principles, consistently applied. If and so long as Tenant is a reporting company under the Securities and Exchange Act of 1934, as amended, the foregoing requirements of this paragraph 20(b) will be satisfied as long as Tenant’s Forms 10-K, 10-Q and annual reports filed with the Securities and Exchange Commission are accessible on Tenant’s website or otherwise publicly available to Landlord.  Together with the annual financial statements described above, Tenant shall deliver to Landlord an annual operating expense statements for the Premises in detail reasonably satisfactory to Landlord and certified to be complete and accurate by an officer of Tenant.

(c) Upon ten (10) days’ prior notice, Tenant will permit Landlord and its professional representatives to visit Tenant’s offices, and discuss Tenant’s affairs and finances with appropriate officers, and will make available such information as Landlord may reasonably request bearing on the Tenant, the Premises or this Lease as Tenant may maintain in the ordinary course of business, provided that so long as Tenant’s securities are publicly held, Landlord shall agree to maintain the confidentiality of any information designated by Tenant as “nonpublic”, except to the extent disclosure is required by applicable Legal Requirements.

(d) Neither Landlord nor Tenant shall disclose any of the terms and provisions of this Lease to the general public or any governmental authority, agency or political subdivision thereof, except to the extent that such disclosure is required by applicable law, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

21.  MECHANICS’ LIENS

(a) Except for liens created through the act of Landlord, Tenant shall not suffer or permit any mechanic’s lien or other lien to be filed or recorded against the Premises, equipment or materials supplied or claimed to have been supplied to the Premises at the request of Tenant, or anyone holding the Premises, or any portion thereof, through or under Tenant. If any such mechanic’s lien or other lien shall at any time be filed or recorded against the Premises, or any portion thereof, Tenant shall cause the same to be discharged of record within fifteen (15) days after the date of filing or recording of the same. However, in the event Tenant desires to contest the validity of any lien it shall (i) on or before fifteen (15) days prior to the due date thereof (but in no event later than thirty (30) days after the filing or recording thereof), notify Landlord, in writing, that Tenant intends to so contest same; (ii) on or before the due date thereof, if such lien involves an amount in excess of $50,000 or if any Mortgagee so requires, deposit with Landlord security (in form and content reasonably satisfactory to Landlord or Mortgagee) for the payment of the full amount of such lien, and from time to time deposit additional security so that, at all times, adequate security will be available for the payment of the full amount of the lien together with all interest, penalties, costs and other charges in respect thereof.

If Tenant complies with the foregoing, and Tenant continues, in good faith, to contest the validity of such lien by appropriate legal proceedings which shall operate to prevent the collection thereof and the sale or forfeiture of the Premises, or any part thereof, to satisfy the same, Tenant shall be under no obligation to pay such lien until such time as the same has been decreed, by court order, to be a valid lien on the Premises. The deposit held by the Landlord may be used to discharge the lien and any surplus deposit retained by Landlord, after the payment of the lien shall be repaid to Tenant. Provided that nonpayment of such lien does not cause Landlord to be in violation of any of its contractual undertakings, Landlord agrees not to pay such lien during the period of Tenant’s contest. However, if Landlord pays for the discharge of a lien or any part thereof from funds of Landlord, any amount paid by Landlord, together with all costs, fees and expenses in connection therewith (including attorney’s fees of Landlord plus an administration fee equal to three percent (3%) of such costs and expenses), shall be repaid by Tenant to Landlord on demand by Landlord, together with interest thereon at the Overdue Rate. Tenant shall indemnify and defend Landlord against and save Landlord and the Premises, and any portion thereof, harmless from and against all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including attorney’s fees, to the extent resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or other lien (other than any liens resulting solely from the acts of Landlord, unless taken with the consent of Tenant or as a result of a default by Tenant under this Lease) or the attempt by Tenant to discharge same as above provided.  No such contest may be prosecuted if it could subject Landlord to any civil liability or the risk of any criminal liability or otherwise adversely affect Landlord, the Premises or the Campus.

(b) ALL MATERIALMEN, CONTRACTORS, ARTISANS, ENGINEERS, MECHANICS, LABORERS AND ANY OTHER PERSON NOW OR HEREAFTER FURNISHING ANY LABOR, SERVICES, MATERIALS, SUPPLIES OR EQUIPMENT TO TENANT WITH RESPECT TO THE PREMISES, OR ANY PORTION THEREOF, ARE HEREBY CHARGED WITH NOTICE THAT THEY MUST LOOK EXCLUSIVELY TO TENANT TO OBTAIN PAYMENT FOR THE SAME. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES, MATERIALS, SUPPLIES, SKILL, MACHINERY, FIXTURES OR EQUIPMENT FURNISHED OR TO BE FURNISHED TO TENANT UPON CREDIT, AND THAT NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE ESTATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, OR ANY PORTION THEREOF.

(c) Tenant shall not create, permit or suffer, and, subject to the provisions of paragraph 21(a) hereof, shall promptly discharge and satisfy of record, any other lien, encumbrance, charge, security interest, or other right or interest which, as a result of Tenant’s action or inaction contrary to the provisions hereof, shall be or become a lien, encumbrance, charge or security interest upon the Premises, or any portion thereof, or the income therefrom, other than Permitted Encumbrances.

22.  END OF TERM

(a) Upon the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair as a first class facility suitable for the same use in which the Premises was originally intended as of the Commencement Date except as repaired, rebuilt or altered as required or permitted by this Lease (or, in the case of a termination pursuant to paragraph 10(d), as damaged or destroyed, or, in the case of termination pursuant to paragraph 14, as condemned), with the Equipment and Improvements, including all systems and components thereof, having a useful life of at least five (5) years as reasonably determined by Landlord,and Tenant shall surrender all keys to the Premises to Landlord at the place then fixed for notices to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any. Except as otherwise provided herein, Tenant shall at such time remove all of its property (including Tenant’s Trade Fixtures) therefrom and all alterations and improvements placed thereon by Tenant and not consented to by Landlord. Tenant shall repair any damage to the Premises caused by such removal, and any and all such property not so removed when required shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant.

(b) If the Premises are not surrendered as above set forth, Tenant shall indemnify, defend and hold Landlord harmless from and against loss or liability to the extent resulting from the delay by Tenant in so surrendering Premises, including any claim made by any succeeding occupant founded on such delay. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. In addition to the foregoing, and in addition to the Additional Rent, Tenant shall pay to Landlord a sum equal to one hundred fifty percent (150%) of the Fixed Rent payable during the preceding year during each month or portion thereof for which Tenant shall remain in possession of the Premises or any part thereof after the termination of the Term or of Tenant’s rights of possession, whether by lapse of time or otherwise.  The foregoing holdover Rent shall be prorated for any partial month of holdover.  Such possession by Tenant shall be as a tenancy at sufferance.  The provisions of this paragraph 22(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein, at law or at equity.

(c) All property of Tenant not removed on or before the last day of the Term of this Lease shall be deemed abandoned. Tenant hereby agrees that Landlord may remove all such abandoned property of Tenant, including Tenant’s Trade Fixtures, from the Premises upon termination of this Lease and to cause its transportation and storage, all at the sole cost and risk of Tenant and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto and Landlord shall be entitled to dispose of such property, as Landlord deems fit, without the requirement of an accounting. Tenant shall pay all costs and expenses of such removal, transportation and storage. Tenant shall reimburse Landlord upon demand for any expenses incurred by Landlord with respect to removal or storage of abandoned property and with respect to restoring said Premises to good order, condition and repair.

(d) Except for surrender upon the expiration or earlier termination of the Term hereof as expressly provided herein, no surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord.

23.  ALTERATIONS

(a) Tenant may make alterations, additions or improvements to the Premises costing in the aggregate (when aggregated with all prior alterations, additions and improvements made by Tenant during the Term under this Lease and the Related Leases) less than $500,000 without Landlord’s consent only if (i) no Event of Default then exists, (ii) such alterations, additions or improvements will be in compliance with all applicable laws, codes, rules, regulations, ordinances and Permitted Encumbrances, (iii) such alterations, additions or improvements will not reduce the fair market sales or rental value or utility of the Premises in its permitted use, considered as unencumbered by this Lease, (iv) such alterations, additions or improvements will not be visible from outside of the Building and will not affect in any way the structural, exterior or roof elements of the Premises or mechanical, electrical, plumbing, utility or life safety systems of the Premises or void any warranty or guaranty, or increase any of Landlord’s obligations under paragraph 9(b) of this Lease, relating to the roof, the exterior walls or the structural components of the Building (any alterations which are not in conformity with clauses (i) - (iv) above are herein referred to as “Prohibited Alterations”), but Tenant shall give prior written notice of any such alterations, additions or improvements to Landlord. In all other cases, Landlord’s prior written consent shall be required which consent shall not be unreasonably withheld, conditioned, or delayed so long as such alterations would not constitute Prohibited Alterations.  Notwithstanding the prohibition in clause (iii) above, but subject to the limitations in clauses (i), (ii) and (iv) above, Tenant shall have the right to convert portions of the Building that are then office space to another use permitted under Section 3 of this Lease upon at least fifteen (15) days prior written notice to the Landlord of such desired conversion accompanied by a reasonably descriptive explanation of Tenant’s proposed conversion and alteration plans, provided, however, that (i) without limiting the generality of any other provision of this Lease, upon the expiration or earlier termination of the Term, Tenant, at its sole expense, shall restore all converted portions of the Building back to its prior office use condition (and to at least as good condition, quality, utility and repair as existed immediately prior to the such conversion) and shall make all alterations and improvements required in connection with such restoration, (ii) if the cost of such restoration, as reasonably determined by Landlord, would exceed, when aggregated with the cost to restore all prior conversions of office space to other permitted uses by Tenant (or its permitted subtenants) at the Campus under this Lease and the Related Leases, $100,000, then Tenant shall provide to Landlord an irrevocable, transferable letter of credit to be maintained for a period ninety (90) days beyond the Term in an amount sufficient in Landlord’s reasonable estimation to cover the anticipated cost of the restoration of all converted office space at the end of the Term and otherwise in form and substance and from a financial institution satisfactory to Landlord and (iii) the $500,000 threshold in the first sentence of Section 23(a) has not been and will not be exceeded by such conversion.  All alterations, additions or improvements by Tenant shall be done expeditiously and in a good and workmanlike manner.  At Landlord’s option, any improvement made without Landlord’s consent shall be removed and the area repaired at Tenant’s expense upon Landlord’s request.

In determining whether such alterations, additions or improvements, or whether Tenant’s or any permitted subtenant’s occupancy or potential change of use of any part of the Building from one use to another use (in each instance, to the extent, if at all, otherwise permitted by the terms of this Lease) will be in compliance with all applicable laws, codes, rules, regulations, ordinances and Permitted Encumbrances, to the extent that less than 488 parking spaces have been constructed on the lot on which Building C is located and available and designated for the exclusive use by occupants and invitees of Building C, Tenant may not take into consideration (i.e., the number of parking spaces located on the Lot shall be deemed to be reduced by) the number of parking spaces on the Lot equal to the difference between 488 and the actual number of parking spaces then constructed on the lot on which Building C is located and available and designated for the exclusive use by occupants and invitees of Building C for purposes of determining Tenant’s compliance with applicable parking requirements under such laws, codes, rules, regulations, ordinances and Permitted Encumbrances.

(b) In no event shall Tenant be permitted to install underground storage tanks or fuel systems on the Premises, or any portion thereof.

(c) All alterations, additions or improvements requiring Landlord’s consent shall be made at Tenant’s sole cost and expense as follows:

(i) Tenant shall submit to Landlord, for Landlord’s written approval, complete plans and specifications for all work to be done by Tenant. Such plans and specifications shall be prepared by the licensed architect(s) and engineer(s) approved in writing by Landlord, shall comply with all applicable Legal Requirements, shall not adversely affect the structural elements of the Premises, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Premises, and shall be otherwise satisfactory to Landlord in Landlord’s reasonable discretion.  The architects and engineers listed on Exhibit G hereto are hereby deemed approved by Landlord.

(ii) Provided that Tenant has notified Landlord in writing at least seven (7) days in advance of the date on which Landlord will be receiving from Tenant complete plans and specifications for the work to be done by Tenant, Landlord shall notify Tenant in writing within fourteen (14) days after its receipt of such plans and specifications whether Landlord approves, approves on condition that Tenant reverse the alteration at Tenant’s expense at the termination or expiration of this Lease, or disapproves such plans and specifications. Tenant may submit to Landlord revised plans and specifications for Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed if (a) the work to be done would not, in Landlord’s reasonable judgment, adversely affect the value, character, rentability or usefulness of the Premises or any part thereof or otherwise constitute a Prohibited Alteration, or (b) the work to be done shall be required by any Legal Requirement. Tenant shall pay all costs, including the fees and expenses of the licensed architect(s) and engineer(s), in preparing such plans and specifications.

(iii) All changes (other than field changes for which no change order is proposed and which will be reflected in the final “as built” plans) in the plans and specifications approved by Landlord shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed provided that such change would not result in a Prohibited Alteration.  If Tenant wishes to make such change in approved plans and specifications, Tenant shall have such architect(s) and engineer(s) prepare plans and specifications for such change and submit them to Landlord for Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed provided that such change would not result in a Prohibited Alteration.  Landlord shall notify Tenant in writing promptly whether Landlord approves, approves on condition that Tenant reverse the alteration at Tenant’s expense at the termination or expiration of this Lease, or disapproves such change. If the plans and specifications are disapproved by Landlord, Tenant may submit to Landlord revised plans and specifications for such change for Landlord’s written approval in accordance with this clause (iii). After Landlord’s written approval of such change, such change shall become part of the plans and specifications approved by Landlord.  If Landlord’s prior written approval, conditional approval or disapproval of such change is not delivered to Tenant within ten (10) business days after written request, the absence of a response shall be deemed approval.

(iv) Tenant shall obtain and comply with all building permits and other government permits and approvals required in connection with the work. Tenant shall, through Tenant’s licensed contractor, perform the work substantially in accordance with the plans and specifications approved in writing by Landlord. Tenant shall pay, as Additional Rent, the entire cost of all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the alterations, additions or improvements. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expenses incurred by Tenant on account of any plans and specifications, contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work.

(v) Tenant shall give written notice to Landlord of the date on which construction of any work in excess of $25,000 to be done by outside contractors will be commenced at least ten (10) days prior to such date. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord and the Premises, or any portion thereof, from liens, and to take any other action Landlord deems necessary to remove or discharge Liens at the expense of Tenant.

(vi) All alterations, additions, improvements, and fixtures, whether temporary or permanent in character, made in or to the Premises by Tenant, shall become part of the Premises and Landlord’s property, except those that Landlord requires Tenant to remove upon the expiration or earlier termination of the Term. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s expense, remove all movable furniture, equipment, trade fixtures, office machines and other personal property (including Tenant’s Trade Fixtures) of Tenant from the Premises (but not the Improvements or Equipment, except as required pursuant to the preceding sentence), and replace all of Tenant’s security lockset cores with non-Tenant proprietary cores, and repair all damage caused by such removal or replacement. Termination of this Lease shall not affect the obligations of Tenant pursuant to this paragraph 23(c) to be performed after such termination.

24.  MEMORANDUM OF LEASE

The parties agree to promptly execute a Memorandum of Lease in recordable form and either of the parties shall have the right, without notice to the other party, to record such Memorandum of Lease at the expense of Tenant.

25.  SUBLETTING/ASSIGNMENT

(a) Except as expressly provided otherwise in this Section 25, Tenant shall not, directly or indirectly, without the prior written consent of Landlord and Mortgagee, assign this Lease or any interest herein, or any interest in Tenant.  Except as expressly provided otherwise in this Section 25, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord and Mortgagee.

For purposes of this paragraph 25(a), the occurrence of a Corporate Control Event, or the public announcement thereof, shall be deemed to be an assignment of this Lease which is prohibited by the preceding paragraph unless each of the following conditions precedent is satisfied (a “Permitted Transfer”):

(i) the successor to or transferee of Tenant (the “Transferee”) (x) has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the tangible net worth of Tenant immediately prior to such Corporate Control Event, and (y) satisfies the Corporate Control Criteria,

(ii) proof reasonably satisfactory to Landlord of such required net worth and satisfaction of the Corporate Control Criteria shall have been delivered to Landlord at least twenty (20) days prior to the effective date of any such Corporate Control Event,

(iii) the Transferee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all of the obligations and liabilities of Tenant under this Lease,

(iv) in no event shall the originally named Tenant (or the entity into which Tenant is merged or consolidated) be released from its obligations under this Lease,

(v) any such transfer or transaction is for a legitimate, regular business purpose of Tenant and the Transferee other than a transfer of Tenant's interest in this Lease, and

(vi) no Event of Default then exists or will exist immediately after giving effect to such Corporate Control Event.

Additionally, Tenant shall not, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, sublease the Premises or any part thereof, or permit the use or occupancy of the Premises by any Person other than Tenant; provided, however that Landlord shall not be required to act reasonably in granting such consent unless all of the following criteria are satisfied:

(i) The business of each proposed subtenant and its use of the Premises shall be consistent with the permitted uses set forth in Section 3 hereof and the other then current uses of the Campus;

(ii) The proposed subtenant is of a character and financial condition, and its business is of such a nature, such as is in keeping with the standards of Landlord and its affiliates in those respects for the Building and the Campus as a whole, taking into consideration the size of the proposed subleased premises and the proposed term of the sublease;

(ii) Neither the proposed subtenant, nor any person or entity who directly or indirectly controls, is controlled by, or is under common control with, the proposed subtenant or any person who controls the proposed subtenant, shall be (A) an occupant of any space in the Campus, or (B) a person or entity which is negotiating (or which has, in the last twelve (12) months, negotiated) with Landlord or any of its affiliates for the rental or any space in the Campus, provided, however, that, in each case, Landlord or Landlord’s affiliates has available, or will have available within twelve (12) months from the effective date of the proposed sublease, at the Campus comparable space in size to the space proposed to be sublet (comparable space being defined as plus or minus fifteen percent (15%) of the space proposed to be sublet);

(iii) The sublease will not violate any exclusive rights granted to any other tenant on the Campus;

(iv) The form of the proposed sublease shall be reasonably satisfactory to Landlord and the proposed subtenant shall enter into a consent agreement reasonably satisfactory to Landlord;

(v) Not later than thirty (30) days prior to the proposed commencement of such sublease, Landlord shall have received information reasonably sufficient to determine compliance with the foregoing conditions (except in the case of (iii) above, Landlord shall have received only the proposed form of sublease and not an execution copy thereof, together with a term sheet of material terms, not later than thirty (30) days prior to the proposed commencement of such sublease, and provided further that the actual executed sublease shall be delivered to Landlord prior to the commencement date without any material change from such form sublease and term sheet); and

(vi) In no event shall Tenant be released from its obligations under this Lease.

Notwithstanding the foregoing, Tenant may sublease the Premises or any part thereof to, or permit the use or occupancy of the Premises by, any Affiliate of Tenant without Landlord’s consent, but upon fifteen (15) days prior written notice to Landlord and so long as the other provisions of this paragraph 25 are satisfied.  Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to sublease, or offer to sublease, all or any portion of the Premises prior to December 1, 2006.

Any of the foregoing prohibited acts without such prior written consent of Landlord and Mortgagee, if required, shall be void and shall, at the option of Landlord or Mortgagee, constitute an immediate Event of Default that entitles Landlord to all remedies available at law and pursuant to this Lease. Tenant agrees that the instrument by which any assignment or sublease to which Landlord and Mortgagee consent is accomplished shall expressly provide that any sublessee shall not violate this Lease and that the Landlord shall be entitled to enforce the provisions of the sublease directly against the sublessee in the event of an Event of Default by Tenant under the Lease, and the assignee or subtenant will perform all of the covenants to be performed by Tenant under this Lease (in the case of a partial assignment or a sublease, only insofar as such covenants relate to the portion of the Premises subject to such partial assignment or a sublease) as and when performance is due after the effective date of the assignment or sublease and that Landlord will have the right to enforce such covenants directly against such assignee or subtenant.  All subleases shall be subject and subordinate to this Lease, and shall expressly provide that in the event of termination by Landlord of this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease (made without Landlord’s consent) or by any previous prepayment of more that one (1) month’s rent, (iv) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (v) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, and (vi) responsible for any monies owing by Tenant to the credit of the subtenant.  No sublease shall be for a term ending later than one day prior to the Lease Expiration Date.  Any purported assignment or sublease without an instrument containing the foregoing provisions shall be void. No assignment, sublease or other relinquishment of possession of the Premises shall in any way discharge or diminish any of Tenant’s obligations to Landlord hereunder, and Tenant shall in all cases remain primarily liable (and not liable merely as a guarantor or surety) for the performance by any assignee or subtenant of all such covenants, as if no assignment or sublease had been made.

(b) If Landlord and Mortgagee consent in writing, Tenant may complete the intended assignment or sublease subject to the following conditions: (i) no assignment or sublease shall be valid and no assignee or subtenant shall take possession of the Premises or any part thereof until an executed duplicate original of such assignment or sublease, in compliance with paragraph 25(a) has been delivered to Landlord and Mortgagee, and (ii) no assignee or subtenant shall have a right further to assign or sublease without the prior written consent of Landlord and Mortgagee which consents may be given or denied in such party’s sole discretion, except as expressly provided otherwise herein.

(c) Unless and until expressly released by Landlord and Mortgagee, no assignment (including, without limitation, a Permitted Transfer) or sublease whatsoever shall release Tenant from Tenant’s obligations and liabilities under this Lease (which shall continue as the obligations of a principal and not of a guarantor or surety) or alter the primary liability of Tenant to pay all Rent and to perform all obligations to be paid and performed by Tenant. The acceptance of Rent by Landlord from any other Person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or sublease shall not be deemed consent to any subsequent assignment or sublease. If any assignee, subtenant or successor of Tenant defaults in the performance of any obligation to be performed by Tenant under this Lease,

Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments or subleases or amendments or modifications to this Lease with assignees, subtenants or successor of Tenant, without notifying Tenant or any successor of Tenant and without obtaining any consent thereto from Tenant or any successor of Tenant, and such action shall not release Tenant from liability under this Lease; provided, however, that Tenant shall not be bound by any modification to this Lease not approved in writing by Tenant.

(d) Tenant shall have no right to mortgage, grant a lien upon, encumber or otherwise finance Tenant’s interest under this Lease or record a lien upon Tenant’s interest in the Premises under this Lease, and Tenant shall not permit, cause or suffer to be recorded in the real estate records of the county in which the Premises are located any mortgage, deed to secure debt, deed of trust, assignment, UCC financing statement or any other document granting, perfecting, or recording a lien upon Tenant’s interest in this Lease or interest in the Premises under this Lease. Tenant shall not give any notice, or permit or cause any other party to give any notice, to Landlord of any existing lien on or security interest in Tenant’s interest in this Lease or interest in the Premises under this Lease. Tenant shall not request that Landlord execute (nor shall Landlord have any obligation to execute) any non-disturbance, attornment or any other agreement in favor of any party transacting any business or transaction with or related to Tenant.

(e) If Tenant shall assign this Lease or sublet the Premises to any Person other than Landlord, or request the consent of Landlord and Mortgagee to any assignment, subletting, or other action which requires Landlord’s consent hereunder, Tenant shall pay (i) Landlord’s reasonable standard processing fee which shall not exceed Ten Thousand Dollars ($10,000) in each instance and (ii) Landlord’s and Mortgagee’s attorneys’ fees and costs incurred in connection therewith.

(f) Tenant agrees to give notice to Mortgagee of any request for consent to any assignment or transfer of the Lease or subletting of all or any portion of the Premises simultaneously with delivery of notice thereof to Landlord.

26.  HAZARDOUS MATERIAL

(a) Tenant (i) shall comply, and cause the Premises to comply, with all Environmental Laws (as hereinafter defined) applicable to the Premises (including the making of all submissions to governmental authorities required by Environmental Laws and the carrying out of any remediation program specified by such authority), (ii) shall prohibit the use of the Premises for the generation, manufacture, refinement, production, or processing of any Hazardous Material (as hereinafter defined) or for the storage, handling, transfer or transportation of any Hazardous Material (other than solely in connection with the operation, business and maintenance of the Premises and in commercially reasonable quantities as a consumer thereof and in compliance with Environmental Laws), (iii) shall not permit to remain, install or permit the installation on the Premises of any surface impoundments, underground storage tanks, pcb-containing transformers or asbestos-containing materials, and (iv) shall cause any alterations of the Premises to be done in a way so as to not expose in an unsafe manner the persons working on or visiting the Premises to Hazardous Materials and in connection with any such alterations shall remove any Hazardous Materials present upon the Premises which are not in compliance with

Environmental Laws or which present a danger to persons working on or visiting the Premises.

(b) “Environmental Laws” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901, et seq. (RCRA), as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq. (CERCLA), as amended, the Toxic Substance Control Act, as amended, 15 U.S.C. §§2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§136 et seq., and all applicable federal, state and local environmental laws, ordinances, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules and regulations, now or hereafter existing relating to regulations or control of Hazardous Material or materials. The term “Hazardous Materials” as used in this Lease shall mean substances defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” in any applicable federal, state or local statute, rule, regulation or determination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et seq.; the Resource, Conservation and Recovery Act of 1976, 42 U.S.C. §§6901, et seq.; and, asbestos, pcb’s, radioactive substances, methane, volatile hydrocarbons, petroleum or petroleum-derived substances or wastes, radon, industrial solvents or any other material as may be specified in applicable law or regulations.

(c) Tenant agrees to protect, defend, indemnify and hold harmless Landlord, its members, directors, officers, employees and agents, and any successors to Landlord’s interest in the chain of title to the Premises, their direct or indirect members, partners, directors, officers, employees, and agents (collectively, the “Indemnified Partner”), from and against any and all Claims, liability, including all foreseeable and all unforeseeable damages including attorney’s and consultant’s fees, fines, penalties and civil or criminal damages, directly or indirectly arising out of the use, generation, storage, treatment, release, threatened release, discharge, spill, presence or disposal of Hazardous Materials from, on, at, to or under the Premises prior to or during the Term of this Lease, and including for all matters disclosed in the Environmental Reports, and the cost of any required or necessary repair, response action, remediation, investigation, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether such action is required or necessary prior to or following transfer of title to the Premises. This agreement to indemnify and hold harmless shall be in addition to any other obligations or liabilities Tenant may have to Landlord at common law under all statutes and ordinances or otherwise, and shall survive the expiration or termination of this Lease without limit of time. Tenant expressly agrees that the representations, warranties and covenants made and the indemnities stated in this Lease are not personal to Landlord, and the benefits under this Lease may be assigned to subsequent parties in interest to the chain of title to the Premises, which subsequent parties in interest may proceed directly against Tenant to recover pursuant to this Lease. Tenant, at its expense, may institute appropriate legal proceedings with respect to environmental matters of the type specified in this paragraph 26(c) or any lien for such environmental matters, not involving Landlord or its Mortgagee as a defendant, conducted in good faith and with due diligence, provided that such proceedings shall not in any way impair the interests of Landlord or Mortgagee under this Lease or contravene the provisions of any Mortgage. Counsel to Tenant in such proceedings shall be reasonably approved by Landlord.

Landlord shall have the right to appoint co-counsel, which co-counsel will cooperate with Tenant’s counsel in such proceedings. The fees and expenses of such co-counsel shall be paid by Landlord, unless such co-counsel are appointed because the interests of Landlord and Tenant in such proceedings, in such counsel’s opinion, are or have become adverse, or Tenant or Tenant’s counsel is not conducting such proceedings in good faith or with due diligence.

(d) Tenant, upon two (2) days prior notice shall permit such Persons as Landlord or any assignee of Landlord may designate (“Site Reviewers”),to visit the Premises from time to time and perform environmental site investigations and assessments (“Site Assessments”) on the Premises for the purpose of determining whether there exists on the Premises any environmental condition which may result in any liability, cost or expense to Landlord or any other owner or occupier of the Premises. Such Site Assessments may include both above and below the ground testing for environmental damage or the presence of Hazardous Material on the Premises and such other tests on the Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting all Site Assessments shall be paid by Landlord unless an Event of Default has occurred and is continuing or unless the Site Reviewers discover an environmental condition causing the Premises not to be in compliance with applicable Environmental Laws, in either of which events such cost will be paid by Tenant within ten (10) days after demand by Landlord with interest to accrue at the Overdue Rate.

(e) Tenant shall notify Landlord in writing, promptly upon Tenant’s learning thereof, of any:

(i) notice or claim to the effect that Tenant is or may be liable to any Person as a result of the release or threatened release of any Hazardous Material into the environment from the Premises;

(ii) notice or awareness that Tenant is or may be subject to investigation by any governmental authority evaluating whether any remedial action is needed to respond to the release or threatened release of any Hazardous Material into the environment from the Premises;

(iii)       notice or awareness that the Premises are or may be subject to an environmental lien; and

(iv) notice of violation to Tenant or awareness by Tenant of a condition that has resulted or might reasonably result in a notice of violation of any applicable Environmental Law that could have an adverse effect upon the Premises or Tenant.

27.  FINANCING

(a) Landlord may assign this Lease to any Person that acquires the fee interest in the Premises or to any lender of Landlord, including any Mortgagee. Tenant shall execute, acknowledge and deliver any documents described in Sections 17 and 20 of this Lease or that are reasonably requested by Landlord, any such transferee, or Mortgagee relating to such assignment of the Lease by Landlord or the Mortgage financing.

(b) If Landlord proposes to refinance any Mortgage, Tenant shall cooperate in the process, and shall negotiate in good faith any request made by a prospective Mortgagee for changes or modifications to this Lease, and shall not unreasonably withhold its consent to any such proposed change or modification so long as the same does not adversely affect any right of Tenant under this Lease or increase Tenant’s obligations under this Lease.  Tenant agrees to execute, acknowledge and deliver documents reasonably requested by the prospective Mortgagee (such as a consent to the financing, a consent to assignment of lease, and a subordination, non-disturbance and attornment agreement meeting the standards set forth in paragraph 17) customary for tenants to sign in connection with mortgage loans to their landlords, so long as such documents are in a reasonable form consistent with the terms of this Lease.

(c) Tenant shall permit Landlord and any Mortgagee or prospective Mortgagee, at their expense, to meet with management personnel of Tenant at Tenant’s offices and to discuss the Tenant’s business and finances.   On request of Landlord, Tenant agrees to provide any Mortgagee or prospective Mortgagee the information to which Landlord is entitled hereunder.

28.  LANDLORD’S SIGNAGE; LANDLORD’S RESERVATIONS

Landlord expressly reserves the right to construct, use and maintain (i) monument, directional and other signage on the Premises, at Landlord’s expense, during the Term in respect of the Campus or any portion thereof or any tenancy relating thereto; provided, however, that such Landlord’s signage shall not materially obstruct the visibility of Tenant’s existing signage on the Premises and (ii) additional parking spaces on the Lot for the use or other tenants, occupants and invitees of the Campus.

Without limitation of any rights reserved by Landlord under the Lease or by operation of law, Landlord expressly reserves the non-exclusive right of Landlord, Landlord’s affiliates, their tenants and their respective invitees to use in common with Tenant the common curb-cuts, roadways, driveways, walkways, building links, loading areas, parking areas, site improvements and utility and drainage lines and facilities on or under the Premises necessary or desirable for ingress and egress, or the provision of utility and drainage rights and services, to, or the use of the shared facilities at, the Campus, and Landlord reserves the right to change the location and configuration of same, provided that such change does not materially interfere with Tenant’s access to or use of the Building or the provision of utility services to the Building.

In addition, if so requested by Landlord, Tenant shall cooperate with Landlord and Landlord’s affiliates in connection with Landlord’s efforts to establish and record any easement, covenant, condition or restriction or utility, shared use and/or joint maintenance agreement or similar agreement applicable to the Premises, the Lot or the Campus, whether in connection with any subdivision or separation of the Lot from the Lot on which Building C is located, a sale of a building on the Campus or otherwise, and Tenant shall not unreasonably withhold its consent thereto.

From and after the date hereof and so long as the Tenant leases all of the rentable square footage within the Building pursuant to this Lease and all of the rentable square footage within

Building “B” located on the Lot pursuant to the Related Lease for Building “B”, the Land hereunder and the “Land” as defined in the Related Lease for Building “B” is intended to encompass all of the land constituting the Lot, without any gaps, strips or gores.  In the event that the Tenant no longer leases all of the rentable square footage within Building “B” located on the Lot (whether pursuant to the occurrence of the “Premises Conversion Date” under the Related Lease for Building “B” or a termination or expiration of the Related Lease for Building “B” or otherwise), if so requested by Landlord, the Tenant agrees not to unreasonably withhold or delay its consent to a modification of Exhibit A-1 attached hereto (the sketch plan description of the Land) which modifies the land outside of the footprint of the Building that will thereafter constitute the “Land” hereunder to the extent necessary or desirable in the reasonable judgment of the Landlord to distinguish the portions of the Lot that then include site improvements which relate exclusively or predominantly to the Building and are therefore properly includable in the definition of “Premises” from those portions of the Lot which include site improvements that relate exclusively or predominantly to Building “B” or are common to the Lot as a whole.

If Lockheed Martin Corporation or its successors and permitted assigns (“Lockheed”) timely exercises its renewal option(s) under the Sublease Agreement dated August 25, 2004, as amended by First Amendment to Sublease Agreement dated as of the Commencement Date, between Tenant, as sublandlord, and Lockheed, as subtenant, with respect to a portion of Building “C”, Tenant agrees to continue to permit Lockheed to use, free of charge, in common with others entitled thereto, any exterior athletic facilities (basketball, volleyball and putting greens), if any, on the portions of the Campus which are leased by Tenant pursuant to this Lease or any Related Lease.

29.  MISCELLANEOUS PROVISIONS

(a) This Lease and all of the covenants and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and the heirs, personal representatives, successors and permitted assigns of the parties.

(b) The titles and headings appearing in this Lease are for reference only and shall not be considered a part of this Lease or in any way to modify, amend or affect the provisions thereof.

(c) This Lease contains the complete agreement of the parties with reference to the leasing of the Premises, and may not be amended except by an instrument in writing signed by Landlord and Tenant.

(d) Any provision or provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(e) This Lease may be executed in one or more counterparts, and may be signed by each party on a separate counterpart, each of which, taken together, shall be an original, and all of which shall constitute one and same instrument.

(f) The term “Landlord” as used in this Lease shall mean only the owner or owners at the time in question of the Premises and in the event of any transfer of such title or interest, Landlord named in this Lease (and in case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed hereunder, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership.

(g) This Lease shall be governed by and construed and enforced in accordance with and subject to the laws of the state where the Premises are located.

(h) Any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Premises and, subject to the rights of any Mortgagee, any insurance proceeds received by Landlord for satisfaction of any claim or recovery of any judgment from Landlord and not against any other assets, properties or funds of (1) Landlord or any director, officer, member, manager, shareholder, general partner, limited partner, or direct or indirect member, manager, partner, employee or agent of Landlord or any of its members (or any legal representative, heir, estate, successor or assign of any thereof), (2) any predecessor or successor partnership, corporation or limited liability company (or other entity) of Landlord or any of its members, either directly or through Landlord or its predecessor or successor partnership, corporation of limited liability company (or other Person) of Landlord or its general partners, and (3) any other Person.

(i) Without the written approval of Landlord and Tenant, no Person other than Landlord (including its direct and indirect members), Mortgagee, Tenant and their respective successors and assigns shall have any rights under this Lease.

(j) There shall be no merger of the leasehold estate created hereby by reason of the fact that the same Person may own directly or indirectly, (1) the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (2) the fee estate in the Premises. Notwithstanding any such combined ownership, this Lease shall continue in full force and effect until terminated by an instrument executed by both Landlord and Tenant.

(k) Landlord and Tenant each represent that they have dealt with no broker, finder or other Person who could legally charge a commission in connection with Landlord’s acquisition of the Land or with the Lease; provided, however, Landlord and Tenant acknowledge and agree that Landlord was introduced to the transaction by Newmark Capital Group which will be compensated by Tenant out of the sales proceeds funded by Landlord at closing of the sale of the Premises from Tenant to Landlord on the date hereof.

(l) The parties hereto specifically acknowledge and agree that, notwithstanding any other provision contained in this Lease, it is the intent of the parties that their relationship hereunder is and shall at all times be that of landlord and tenant, and not that of partners, joint venturers, lender and borrower, or any other relationship other than that of a landlord and tenant.

(m)       Time is of the essence in the payment and performance of the obligations of Tenant under this Lease.

IN WITNESS WHEREOF, the parties have hereunto set their hands under seal on the day and year first above written.

LANDLORD:
WITNESS:

/s/ KELLI N. LEE	CS/FEDERAL DRIVE AB LLC
	By:	CWNLT Federal Drive LLC, a Delaware limited liability company, its Manager

Name: Kelli N. Lee	By:	Cushman & Wakefield Net Lease Operating Partnership, L.P., a Delaware limited partnership, its Sole Member and Manager

		By:	Cushman & Wakefield Net Lease Trust, Inc., a Maryland corporation, its General Partner

			By:	/s/ DAVID H. WENK
			Name:	David H. Wenk
			Title:	Vice President

TENANT:
WITNESS:

/s/ KENNETH HOWELL	QUANTUM CORPORATION

Name: Kenneth Howell	By:	/s/ EDWARD J. HAYES, JR.
	Name:	Edward J. Hayes, Jr.
	Title:	Executive Vice President and Chief Financial Officer

STATE OF NEW YORK                    )

                                                            ) ss.

COUNTY OF NEW YORK               )

            The foregoing instrument was acknowledged before me this 6th day of February, 2006 by David H. Wenk, the Vice President of Cushman & Wakefield Net Lease Trust, Inc., which is the general partner of Cushman & Wakefield Net Lease Operating Partnership, L.P., which is the sole member and manager of CWNLT Federal Drive LLC, which is the manager of CS/Federal Drive AB LLC, on behalf of such limited liability company.

            Witness my hand and official seal.

            My commission expires:   April 2, 2006

(SEAL)            /s/ EMMA L. THOMPSON

                            Notary public

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	DEMISE OF PREMISES; QUIET ENJOYMENT	6
3.	USE	7
4.	TERM	7
5.	RENTAL	8
6.	TAXES	9
7.	NET LEASE; NON-TERMINABILITY	11
8.	SERVICES	13
9.	REPAIRS AND MAINTENANCE; REPLACEMENT	13
10.	DESTRUCTION OF OR DAMAGE TO PREMISES	15
11.	INSURANCE, HOLD HARMLESS AND INDEMNIFICATION	17
12.	COMPLIANCE WITH LAWS; COVENANTS; LANDLORD’S SELF-HELP	20
13.	PARTIAL TAKING	22
14.	SUBSTANTIAL TAKING	22
15.	DEFAULT; EVENTS OF DEFAULT	22
16.	REMEDIES	24
17.	SUBORDINATION	26
18.	LANDLORD’S RIGHT OF ENTRY	27
19.	NOTICES	28
20.	ESTOPPEL CERTIFICATE; FINANCIAL DATA	29
21.	MECHANICS’ LIENS	30
22.	END OF TERM	31
23.	ALTERATIONS	33
24.	MEMORANDUM OF LEASE	35
25.	SUBLETTING/ASSIGNMENT	35
26.	HAZARDOUS MATERIAL	39
27.	FINANCING	41
28.	LANDLORD’S SIGNAGE; LANDLORD’S RESERVATIONS	42
29.	MISCELLANEOUS PROVISIONS	43